UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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COHU, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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12367 Crosthwaite Circle

Poway, California 92064-6817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 11, 2016

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders (the “Meeting”) of Cohu, Inc. (“Cohu”) will be held at the Cohu corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 on Wednesday, May 11, 2016, at 8:00 a.m. Pacific Time, for the following purposes:

1.	To elect two directors, for a term of three years each.

2.	Advisory vote to approve Named Executive Officer (“NEO”) compensation.

3.	To ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2016.

4.	To act upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

Only stockholders of record of Cohu as of the close of business on March 22, 2016 will be entitled to vote at the Meeting.

The holders of a majority of the outstanding shares of voting stock of Cohu entitled to vote at the Meeting must be represented in person or by proxy to constitute a quorum for the Meeting, and therefore all stockholders are urged either to attend the meeting in person or to vote by proxy.

A complete list of the stockholders of record entitled to vote at the Meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, will be available at Cohu’s corporate offices, for the examination of any stockholder during normal business hours for a period of ten days immediately prior to the meeting.

Please sign, date and return the enclosed proxy in the envelope enclosed for your convenience. Alternatively, stockholders may vote by telephone or electronically via the internet. Please refer to the instructions included with the proxy for additional details. If you attend the meeting you may revoke your proxy and vote in person. You may also revoke your proxy by delivering a written notice to the Secretary of Cohu, or by submitting another duly signed proxy bearing a later date.

Poway, California

April 11, 2016

 YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET.

12367 Crosthwaite Circle

Poway, California 92064-6817

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Cohu, Inc., a Delaware corporation ("Cohu" or the “Company”), of your proxy for use at the Annual Meeting of Stockholders to be held on Wednesday, May 11, 2016, at 8:00 a.m. Pacific Time at the Cohu corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 (the “Meeting”). This proxy statement, the accompanying proxy card and the Cohu 2015 Annual Report are being mailed to all stockholders on or about April 11, 2016.

On March 22, 2016 the record date fixed by our Board of Directors (hereinafter sometimes referred to as the “Board”), Cohu had outstanding 26,294,011 shares of Common Stock. Only stockholders of record as of the close of business on March 22, 2016 will be entitled to vote at the Meeting and any adjournment thereof.

Voting Procedures

As a stockholder of Cohu, you have a right to vote on certain business matters affecting Cohu. This proxy statement relates only to the solicitation of proxies from the stockholders with respect to the election of the Class 3 directors recommended by the board of directors, an advisory vote on executive compensation and ratification of the appointment of the Company’s independent registered public accounting firm. Each share of Cohu’s Common Stock you own entitles you to one vote for each proposal. For the election of directors, stockholders may cumulate their votes as described below.

Methods of Voting

You may vote by mail, by telephone, over the Internet or in person at the Meeting. Your shares will be voted in accordance with the instructions you indicate. If you are a stockholder of record and return a signed proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the named nominees for director, FOR the advisory vote to approve executive compensation, FOR the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2016, and in the discretion of the proxies (as defined below) as to other matters that may properly come before the Meeting.

Voting by Mail. By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting. In this way, your shares will be voted if you are unable to attend the Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet. To vote over the Internet, please follow the instructions included on your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting. If you plan to attend the Meeting and vote in person, we will provide you with a ballot at the Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. If you wish to vote such shares at the Meeting, you will need to bring with you to the Meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Meeting. In order to do this, you must:

•	enter a new vote over the Internet, by telephone or by signing and returning another proxy card bearing a later date;

•	provide written notice of the revocation to Cohu’s Secretary; or

•	attend the Meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, March 22, 2016, must be present in order to hold the Meeting and to conduct business. Your shares are counted as being present at the Meeting if you appear in person at the Meeting or if you vote your shares over the Internet, by telephone or by submitting a properly executed proxy card. Proxies marked as abstaining on any matter and broker non-votes (as described below) will be counted as present for the purpose of determining a quorum.

Votes Required for the Proposals

For Proposal No. 1, the nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “for” the nominee for election as a director or you may “withhold” your vote. In the election of directors, stockholders may, as provided for in the Cohu Amended and Restated Certificate of Incorporation, cumulate their votes, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are normally entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit. A stockholder may not cumulate his or her votes for a candidate unless a stockholder has given notice at the Meeting (whether by proxy or in person) prior to the voting, of his or her intention to cumulate his or her votes. If any stockholder gives such notice, all stockholders may then cumulate their votes. Management of Cohu is hereby soliciting discretionary authority to cumulate votes represented by proxies if cumulative voting is invoked.

The affirmative vote of a majority of Cohu common shares cast at the Meeting, in person or by proxy, is required for approval of the advisory vote on executive compensation (Proposal No. 2) and the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 3), as described herein. If you return a proxy card that withholds your vote or abstains from voting on a proposal, your shares will be counted as present for the purpose of determining a quorum, but will not be counted in the vote on that proposal.

Broker Non-Votes

Broker non-votes are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 3). Your broker will not have discretion to vote on any of the other matters, which are “non-routine” matters, absent direction from you. Accordingly, shares subject to a broker “non-vote” will not be considered entitled to vote with respect to proposals No. 1 and No. 2 and will not affect the outcome of these proposals. We encourage you to provide instructions to your broker regarding the voting of your shares.

Abstentions

Abstentions will have no effect on the election of directors (Proposal No.1). Abstentions will be treated as being present and entitled to vote on the approval of the advisory vote on executive compensation (Proposal No. 2) and the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 3) and, therefore, will have the effect of votes against these proposals.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Such information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the Meeting and will be posted shortly after the Meeting on our website at www.cohu.com. Voting results will also be published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days of the Meeting. After the reports are filed, you may obtain a copy by:

•	visiting our website at www.cohu.com;

•	contacting our Investor Relations department at 858-848-8100; or

•	viewing our Form 8-K on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

Cohu will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Cohu’s officers, directors and regular employees will not receive additional compensation for such proxy solicitation services. Cohu has not engaged an outside solicitor in connection with this proxy solicitation. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2016

This proxy statement and Cohu’s Fiscal Year 2015 Annual Report are both available at www.rdgir.com/cohu-inc.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Cohu Amended and Restated Certificate of Incorporation divides the directors into three classes whose terms expire at successive annual meetings over a period of three years. One class of directors is elected for a term of three years at each annual meeting with the remaining directors continuing in office. At the Meeting, two Class 3 directors are to be elected for a term expiring in 2019. The shares represented by proxies in the accompanying form will be voted by the proxy holders for the election of the nominees named below. In the event the election of directors is to be by cumulative voting, the proxy holders will vote the shares represented by proxies in such proportions as the proxy holders see fit. Should the nominee decline or become unable to accept nomination or election, which is not anticipated, the proxies will be voted for such substitute nominee as may be designated by a majority of the Board of Directors. There is no family relationship between the nominees, other directors or any of Cohu’s NEOs.

The following paragraphs provide information as of the date of this proxy statement about each member of our Board. The information presented includes information the director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies on which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding the nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that each nominee should serve as a director, we also believe that our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. Each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Cohu and our Board.

Required Vote

The nominees receiving the highest number of votes cast will be elected as Directors. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the nominees named below.

Directors Whose Terms Expire in 2019 (if elected) - Class 3
			Director
Name	Age	Principal Occupation	Since
Steven J. Bilodeau	57

Retired President and Chief Executive Officer of SMSC, a semiconductor manufacturer, from 1999 until 2008. Mr. Bilodeau also served as a director of SMSC from 1999 until 2012, and as SMSC's Chairman of the Board from 2000 until 2012. Mr. Bilodeau also previously served as a director of NuHorizons Electronic Corp, Conexant Systems, Inc. and Gennum Corporation. We believe Mr. Bilodeau’s qualifications to sit on our Board include his thirty years of executive experience in the high technology and semiconductor industries and his knowledge of international operations, business strategy and corporate governance. Mr. Bilodeau qualifies as an "audit committee financial expert" under SEC guidelines.

			2009

Directors Whose Terms Expire in 2019 (if elected) - Class 3 (continued)
			Director
Name	Age	Principal Occupation	Since
James A. Donahue	67

Non-executive Chairman of Cohu since December 24, 2015, Executive Chairman of Cohu from December 28, 2014 to December 24, 2015; President and Chief Executive Officer of Cohu from June 2000 to December 2014. Mr. Donahue also served as Chairman of the Board from 2010 until 2014. Previously Mr. Donahue was President and Chief Operating Officer of Cohu from 1999 to 2000; President of Delta Design, Inc., a wholly owned subsidiary of Cohu from 1983 to 2010. Mr. Donahue served as a director of SMSC from 2003 until 2012. We believe Mr. Donahue's qualifications to sit on our Board include his more than thirty years of executive experience in the semiconductor equipment industry and broad knowledge of business development and strategy, corporate governance and operations.

			1999

INFORMATION CONCERNING OTHER DIRECTORS NOT STANDING FOR ELECTION

Directors Whose Term Expires in 2017 - Class 1
			Director
Name	Age	Principal Occupation	Since
William E. Bendush	67

Retired Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation (AMCC), a communications semiconductor company from 1999 to 2003. Mr. Bendush has been a Director of Microsemi Corp. since 2003 and was a Director of Conexant Systems, Inc. We believe Mr. Bendush’s qualifications to sit on our Board include his executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Bendush qualifies as an “audit committee financial expert” under SEC guidelines.

			2011

Robert L. Ciardella	63

Chief Executive Officer of AdvanJet, Inc. (AdvanJet) from June 2010 to present. AdvanJet designs and manufactures advanced micro-dispensing equipment. Mr. Ciardella is also the founder and retired President of Asymtek (a subsidiary of Nordson Corporation) from 1983 until 2006. Asymtek designs, develops, manufactures and sells semiconductor and circuit board assembly equipment. We believe Mr. Ciardella’s qualifications to sit on our Board include his more than twenty years of executive experience in the semiconductor equipment industry, including his knowledge of operations, product development and business strategy. Mr. Ciardella was appointed Lead Independent Director of the Board in March 2010 and was most recently reappointed as Lead Independent Director on May 12, 2015.

2003

Directors Whose Terms Expire in 2018 - Class 2
			Director
Name	Age	Principal Occupation	Since
Andrew M. Caggia	67	Retired Senior Vice President and Chief Financial Officer of Standard Microsystems Corporation (SMSC) from 2000 until his retirement in 2006. Mr. Caggia also served as a director of SMSC from 2001 until its purchase by Microchip Technology Incorporated in 2012. We believe Mr. Caggia’s qualifications to sit on our Board include his executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Caggia qualifies as an "audit committee financial expert" under SEC guidelines.	2014

Karl H. Funke	55	Retired senior executive of global IC test handler company, Multitest GmbH, served as Chief Executive Officer from 2001 until his retirement in 2009. Previously Mr. Funke held positions in private equity and venture capital and Mr. Funke is currently a private investor and serves on the boards of two privately held companies. We believe Mr. Funke’s qualifications to sit on our Board include his executive experience in the semiconductor equipment industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy.	2015

Luis A. Müller	46

President and Chief Executive Officer of Cohu since December 28, 2014; President of Cohu's Semiconductor Equipment Group ("SEG") from 2011 to 2014; Managing Director of Rasco GmbH from 2009 to 2011; Vice President of Delta Design's High Speed Handling Group from 2008 to 2009; Director of Engineering at Delta Design from 2005 to 2008. Prior to joining Cohu Dr. Müller spent nine years at Teradyne Inc., where he held management positions in engineering and business development. We believe Dr. Müller's qualifications to sit on our Board include his more than twenty years of experience in the semiconductor equipment industry, knowledge of business development and strategy, corporate governance and international operations.

2014

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION

At last year’s Meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our NEOs as disclosed in the proxy statement for the 2015 Annual Meeting of Stockholders. At our 2015 Annual Meeting, our stockholders approved the proposal, with approximately 94% of the votes cast voting in favor of the proposal.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the NEOs. This year we are again asking our stockholders to vote “FOR” the compensation of our NEOs as disclosed in this proxy statement.

Compensation Program and Philosophy

As described under the Compensation Discussion and Analysis “CD&A” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	pay for performance;

•	to attract, motivate and retain talented executive officers;

•	to motivate progress toward Company-wide financial and personal objectives while balancing rewards for short-term and long-term performance; and

•	to align the interests of our executive officers with those of stockholders.

We urge stockholders to read the CD&A beginning on page 19 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has contributed to the Company’s recent and long-term success.

Required Vote

 A majority of the votes cast is required to approve Proposal No. 2. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation

For the above reasons, we are asking our stockholders to indicate their support for the compensation of our NEOs as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, in a non-binding vote, the compensation of the Company’s NEOs as disclosed pursuant to the CD&A section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the proxy statement relating to the Company’s 2016 Annual Meeting of Stockholders.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our NEOs, we will consider our stockholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

The Board of Directors recommends that you vote “FOR” approval, on an advisory basis, of the resolution on executive compensation.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Ernst & Young LLP served as Cohu’s independent registered public accounting firm for the fiscal year ended December 26, 2015 and also provided certain tax services. See “Principal Accounting Fees and Services" on page 18. Representatives of Ernst & Young LLP are expected to attend the Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends that the stockholders approve the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 31, 2016. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

Required Vote

A majority of the votes cast is required to approve Proposal No. 3. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

BOARD OF DIRECTORS AND COMMITTEES

Director Independence

Cohu has adopted standards for director independence pursuant to NASDAQ listing standards and SEC rules. An “independent director” means a person other than an officer or employee of Cohu or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member of the director has had any direct or indirect material relationship with Cohu within the last three years.

The Board has considered relationships, transactions and/or arrangements with each of the directors, and has concluded that none of the non-employee directors has any relationships with Cohu that would impair his independence. The Board has determined that each member of the Board, other than Dr. Müller and Mr. Donahue, is an independent director under applicable NASDAQ listing standards and SEC rules. Dr. Müller is an employee and Mr. Donahue, prior to his retirement on December 24, 2015 was an employee of Cohu and, such, they do not meet the independence standards. In addition, the Board has also determined that:

•

all directors who serve on the Audit, Compensation and Nominating and Governance committees are independent under applicable NASDAQ listing standards, Internal Revenue Code requirements and SEC rules, and

•	all members of the Audit and Compensation Committee meet the additional independence requirements as required by NASDAQ listing standards and SEC rules.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has seven directors. Our Board has the following three committees: (1) Audit, (2) Compensation and (3) Nominating and Governance. The membership during 2015 and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on Cohu’s website at www.cohu.com/investors/corporategovernance. During 2015, the Board held fourteen (14) meetings. Each director attended at least 75% of all Board and applicable committee meetings. Directors are encouraged to attend annual meetings of Cohu stockholders and all of our directors attended the last annual meeting of stockholders.

The Cohu, Inc. Corporate Governance Guidelines provide that the Cohu Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors.

The table below breaks down current committee membership for each committee and each director.

Nominating and
Name of Director	Audit	Compensation	Governance
Independent Directors:
William E. Bendush	Chair	X
Steven J. Bilodeau	X	Chair	X
Andrew M. Caggia	X		X
Robert L. Ciardella (1)	X		Chair
Karl H. Funke (2)	X	X

Other Directors:
James A. Donahue (3)
Luis A. Müller

Number of Meetings in 2015	8	7	5
(1) Lead Independent Director.
(2) Elected to the Board effective March 9, 2015.
(3) Appointed Chairman on a non-executive, non-employee basis effective December 24, 2015.

Audit Committee

Cohu has a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934, as amended. The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and approves the fees of Cohu’s independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews Cohu’s disclosure controls and procedures, internal controls, including such controls over financial reporting, information security policies and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on Cohu’s financial statements. The Audit Committee works closely with management as well as Cohu’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Cohu for, outside legal, accounting or other advisors as the Audit Committee deems necessary in order to carry out its duties.

The report of the Audit Committee is included herein on page 17 and the charter of the Audit Committee is available at www.cohu.com/investors/corporategovernance.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of Cohu’s executives and directors and, among other things, reviews and discusses the “Compensation Discussion and Analysis” with management, and produces an annual compensation committee report for inclusion in Cohu’s proxy statement; provides general oversight of Cohu’s compensation structure, including Cohu’s equity compensation plans and benefits programs; and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation, participating in the evaluation of the performance and determining the compensation of executive officers, including equity awards, in accordance with those objectives; approving employment agreements for executive officers; approving and amending Cohu’s equity and non-equity incentive compensation and related performance goals and measures and stock-related programs (subject to stockholder approval, if required); approving any changes to non-equity based benefit plans involving a material financial commitment by Cohu; recommending director compensation to the Board; monitoring director and executive stock ownership; and annually evaluating its performance and its charter.

The report of the Compensation Committee is included herein on page 36. The charter of the Compensation Committee is available at www.cohu.com/investors/corporategovernance.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become Board members and recommends to the Board candidates to be nominated for election as directors at Cohu’s annual meeting consistent with criteria the Committee deems appropriate, as approved by the Board; develops Cohu’s Corporate Governance Guidelines for approval by the Board, and reviews and recommends updates to such Guidelines, as appropriate; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; identifies best practices; and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include annual assessment of the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Compensation Committee and the Lead Independent Director, providing input to the performance evaluation of the CEO; reviewing and recommending proposed changes to Cohu’s charter or bylaws and Board committee charters; periodically assessing and recommending action with respect to stockholder rights plans or other stockholder protections; recommending Board committee assignments; reviewing and approving any employee director or executive officer standing for election for outside for-profit or non-profit boards of directors; reviewing governance-related stockholder proposals and recommending Board responses; overseeing the evaluation of the Board and management and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members. The Chairman of the Nominating and Governance Committee receives communications directed to non-employee directors.

The charter of the Nominating and Governance Committee is available at www.cohu.com/investors/corporategovernance.

Board Leadership Structure, Risk Oversight

Board Leadership Structure

As of the date of this proxy statement our Board is currently comprised of five (5) independent directors, one (1) former employee director and one (1) employee director. Our corporate governance principles provide that the Board will fill the Chairman and Chief Executive Officer positions based upon the Board’s view of what is in Cohu’s best interests at any point in time and do not prevent our Chief Executive Officer from also serving as our Chairman of the Board. Our Board evaluates its leadership structure and elects the Chairman and the Chief Executive Officer based on the criteria it deems to be appropriate and in the best interests of the Company and its stockholders, given the circumstances at the time of such election. While we have in the past had one person serve as Chairman of the Board and Chief Executive Officer, the positions are currently held by separate individuals.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on the day-to-day operations and strategy of our business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Given his long tenure with and status within Cohu, our Board believes Mr. Donahue possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing Cohu and we believe he is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Our Board believes that having Dr. Müller serve as Cohu’s Chief Executive Officer and Mr. Donahue serve as Chairman, in combination with Mr. Ciardella’s service as Lead Independent Director, is in the best interests of Cohu and its stockholders.

The Cohu, Inc. Corporate Governance Guidelines provide that the Cohu Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year.

The specific responsibilities of the Lead Independent Director include presiding at executive sessions of directors and at board meetings where the Chairman is not present, calling meetings of independent directors, serving as a liaison between the independent directors and the Chairman and CEO and performing such other duties and responsibilities as the Board may determine.

Risk Oversight

Our Board oversees our risk management process. The Board focuses on general risk management strategy, the most significant risks facing Cohu, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. Cohu’s management is responsible for day-to-day risk management. This responsibility includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Cohu, Inc.
12367 Crosthwaite Circle
Poway, CA 92064-6817

In addition, the bylaws of Cohu permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with Cohu’s bylaws, see “Stockholder Proposals – 2017 Annual Meeting” on page 44.

Director Qualifications

Cohu’s Corporate Governance Guidelines are available at www.cohu.com/investors/corporategovernance and contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee for a position on Cohu’s Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Cohu values and standards. They should have relevant experience at the policy-making level in business, government, education, technology and/or public interest. They should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom, based on their experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. Each director will seek to represent the diverse interests of all stockholders.

Identifying and Evaluating Nominees for Directors

Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Governance Committee also considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. While we do not have a formal diversity policy, the Board believes it is important for the Board to have diversity of knowledge base, professional experience and skills, and the Board and Nominating and Governance Committee takes these qualities into account when considering director nominees.

Executive Sessions

Executive sessions of independent directors, without management present, are held at least three times a year. The sessions may be scheduled or held on an impromptu basis, and are chaired by the Lead Independent Director or in the absence of the Lead Independent Director the Chairman of the Nominating and Governance Committee or another independent director. Any independent director can request that an additional executive session be initiated or scheduled.

Communications with the Board

Individuals may communicate with the Board, including the non-employee directors, by submitting an e-mail to Cohu’s Board at corp@cohu.com or by sending a letter to the Cohu Board of Directors, c/o Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817.

Compensation of Directors

Cash Compensation

Directors who are employees of Cohu do not receive any additional compensation for their services as directors. During fiscal 2015, non-employee directors received an annual retainer, and Board committee Chairs and members received annual fees, all paid quarterly, as set forth below. On December 15, 2015, the Compensation Committee, after examination of market data, including an analysis prepared by the compensation consulting firm Compensia, decided that certain adjustments were necessary to the current cash and equity compensation for non-employee directors beginning in 2016. Cash compensation paid to our Board in the form of annual retainers and fees had been unchanged since 2007 and the Board determined that it was appropriate to implement an increase to maintain competitive compensation levels.

Annual Retainer:	FY 2015	FY 2016
Chairman of the Board	$60,000	$75,000
Lead Independent Director	$50,000	$60,000
Other Directors	$40,000	$50,000

Annual Fees for Committee Chairs:
Audit Committee	$16,000	$22,000
Compensation Committee	$10,000	$15,000
Nominating and Governance Committee	$8,000	$10,000

Annual Fees for Other Committee Members:
Audit Committee	$8,000	$8,800
Compensation Committee	$5,000	$7,500
Nominating and Governance Committee	$4,000	$5,000

In addition to the retainers and fees noted above, non-employee directors are reimbursed for out-of-town travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

Under the terms and conditions of the Cohu, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) members of the Board may make an annual irrevocable election to defer receipt of all or a portion of their cash-based non-employee director fees (including, as applicable, any annual retainer fee, committee fee and any other compensation payable with respect to their service as a member of the Board). In the event that a director makes such an election, the Company will grant deferred stock units in lieu of cash, with an initial value equal to the deferred cash, which will be settled at a future date through the issuance of Cohu common stock.

Equity Compensation

Non-employee directors participate in the 2005 Plan that provides for grants of non-qualified stock options or other forms of equity compensation to non-employee directors, as authorized by the Board. Cohu’s stock ownership guidelines provide that independent and non-employee directors should accumulate, over the three-year period commencing with their appointment or following an increase in the director’s annual cash retainer or a new guideline being approved, a minimum number of shares of Cohu stock with a value equal to three times the director’s annual cash retainer and should not sell any Cohu shares until these ownership guidelines are met and once met subsequent sales, if any, should not reduce their Cohu stock ownership below these minimum guideline amounts.

As noted above, on December 15, 2015, the Compensation Committee, after examination of market data, including an analysis prepared by the compensation consulting firm Compensia, decided that adjustments were necessary to the current equity compensation for non-employee directors. Equity compensation paid to our Board was last changed in 2012 and the Board determined that it was appropriate to implement an increase to maintain competitive compensation levels.

The current equity compensation for non-employee directors is:

Initial appointment:

Restricted Stock Units (“RSUs”) with a total value of $100,000

Annual grants:

RSUs with a total value of $100,000

Each RSU represents a contingent right to receive one share of Cohu Common Stock upon vesting. The exercise price for all options granted to non-employee directors is 100% of the fair market value of the shares on the grant date. Assuming continued service on the Board, the stock options and RSUs granted to non-employee directors upon their initial appointment to the Board will vest and become exercisable or shares are issued, as the case may be, in three equal annual installments beginning one year after the date of grant. The options expire no later than ten years after the date of grant. The annual RSU awards vest and become exercisable or shares are issued, as applicable, upon the earlier to occur of the one-year anniversary of the grant date of the award or the next annual meeting of stockholders. Exercisability of some or all options or RSUs may be accelerated upon a change in control, as defined in the 2005 Plan.

Consistent with the equity compensation in effect prior to the changes made on December 15, 2015, on May 12, 2015, 7,500 RSUs were awarded to each of Messrs. Bendush, Bilodeau, Caggia, Ciardella and Funke. On March 9, 2015 stock options to purchase 10,000 shares of Cohu Common Stock and 3,300 RSUs were awarded to Mr. Funke upon his election to the Board. The stock options vest and become exercisable over three years after the grant date, have an exercise price of $10.98 per share, the fair market value of Cohu Common Stock on the date of grant, and expire ten years from the grant date. Cohu will issue to each recipient, assuming continued service as a director, shares of Cohu Common Stock at the end of the required RSU vesting period. Mr. Bilodeau has elected to defer the vesting of his 2015 grant under the 2005 Plan. Upon vesting, the deferred amount will be credited in the form of deferred stock unit (“DSU”) awards and ultimately payable in shares of Cohu common stock, if the Director ceases to be a Director for any reason, upon the occurrence of a change in control of Cohu or at a future date selected at the time of deferral through the issuance of Cohu common stock.

Medical Benefits

Certain Cohu directors who are retired officers of Cohu and certain other current or retired Cohu officers and their spouses receive medical benefits consisting of reimbursement of health insurance premiums and other medical costs not covered by insurance. These benefits are not offered to other retired Cohu employees.

2015 DIRECTOR COMPENSATION

The following table provides information on compensation for Cohu’s non-employee directors for fiscal 2015.

	Fees
	Earned
	or Paid	Stock	Option
	in Cash	Awards	Awards
Name	($)	($) (1)	($) (2)	Total ($)
William E. Bendush	61,000	85,223	-	146,223
Steven J. Bilodeau	64,000 (3)	85,223	-	149,223
Andrew M. Caggia	50,462	85,223	-	135,685
Harry L. Casari (4)	14,269	-	-	14,269
Robert L. Ciardella	64,000	85,223	-	149,223
Karl H. Funke (5)	41,269	119,163	34,574	195,006
Harold Harrigian (6)	20,000	-	-	20,000

(1)

Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of RSUs granted in fiscal 2015. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 26, 2015 filed with the SEC. The derived grant date fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full. As of December 26, 2015, Messrs. Bendush, Bilodeau, Ciardella and each had 7,500 RSUs outstanding, Mr. Caggia had 9,700 RSUs outstanding and Mr. Funke had 10,800.

(2)

Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of option awards granted in fiscal 2015 The assumptions used to calculate the grant date fair value of the option awards are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 26, 2015 filed with the SEC. The derived grant fair value for the stock options is recognized, for financial statement purposes, over the number of days of service required for the option to vest in full. As of December 26, 2015, Messrs. Bendush, Bilodeau, Caggia, Ciardella and Funke had options to purchase 10,000, 20,000, 10,000, 25,000 and 10,000 shares of Cohu Common Stock outstanding, respectively.

(3)

Mr. Bilodeau elected to defer his fees under the 2005 Plan. The deferred amount is credited in the form of DSU awards and ultimately payable in shares of Cohu common stock, if the Director ceases to be a Director for any reason, upon the occurrence of a change in control of Cohu or at a future date selected at the time of deferral. As of December 26, 2015, Messrs. Bilodeau and Ciardella had 48,947 and 2,741 DSUs, respectively.

(4)	Mr. Casari resigned from the Board on April 6, 2015.
(5)	Mr. Funke was elected to the Board effective March 9, 2015.
(6)	Mr. Harrigian retired from the Board on May 12, 2015.

CORPORATE GOVERNANCE

Cohu has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, selection of new directors and director independence. The Guidelines are available, along with other important corporate governance materials, on our website at www.cohu.com/investors/corporategovernance. As the operation of the Board is a dynamic process, the Board regularly reviews new or changing legal and regulatory requirements, evolving best practices and other developments, and the Board may modify the Guidelines, as appropriate, from time to time.

CODE OF BUSINESS CONDUCT AND ETHICS

Cohu has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all of Cohu’s directors and employees including its principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct, among other things, is designed to promote:

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely and understandable disclosure in reports and documents that Cohu files with, or submits to, the SEC and in other public communications made by Cohu;

3.	Compliance with applicable governmental laws, rules and regulations;

4.	The prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct; and

5.	Accountability for adherence to the Code of Conduct.

The Code of Conduct is available at www.cohu.com/investors/corporategovernance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Cohu’s Common Stock as of February 18, 2016 by (i) each stockholder who has reported or is known by Cohu to have beneficial ownership of more than 5% of our common stock; (ii) each director of Cohu; (iii) each NEO included in the “2015 Summary Compensation Table”; and (iv) all directors and executive officers as a group.

	Beneficially owned	Common stock		Percent
Name and address of beneficial owner	common stock	equivalents (1)	Total	of class (2)
BlackRock, Inc. (3)	2,463,744	-	2,463,744	9.39%
55 East 52nd Street, New York, NY 10055

Dimensional Fund Advisors LP (4)	2,215,760	-	2,215,760	8.44%
6300 Bee Cave Road, Austin, TX 78746

Franklin Resources, Inc. (5)	2,167,600	-	2,167,600	8.26%
One Franklin Parkway, San Mateo, CA 94403

DePrince, Race & Zollo, Inc. (6)	2,164,634	-	2,164,634	8.25%
250 Park Ave South, Winter Park, FL 32789

JPMorgan Chase & Co. (7)	1,444,525	-	1,444,525	5.50%
270 Park Ave., New York, NY 10017

John H. Allen	61,587	113,700	175,287	*
William E. Bendush	16,700	10,000	26,700	*
Steven J. Bilodeau (8)	61,147	20,000	81,147	*
Andrew M. Caggia	1,100	3,334	4,434	*
Hock W. Chiang	13,802	35,133	48,935	*
Robert L. Ciardella (9)	43,241	30,000	73,241	*
James A. Donahue (10)	209,871	564,105	773,976	2.89%
Karl H. Funke	5,000	3,334	8,334	*
Jeffrey D. Jones	32,790	133,862	166,652	*
Luis A. Müller	68,294	208,207	276,501	*
All directors and executive officers as a group (10 persons)	513,532	1,121,675	1,635,207	5.97%

* Less than 1%

(1)	Shares issuable upon exercise of stock options held by directors and executive officers that were exercisable on or within 60 days of February 18, 2016.
(2)

Computed on the basis of 26,249,438 shares of Cohu Common Stock outstanding as of February 18, 2016, plus, with respect to each person holding options to purchase Cohu Common Stock exercisable within 60 days of February 18, 2016, the number of shares of Cohu Common Stock issuable upon exercise thereof.

(3)

According to Schedule 13G filed with the SEC on January 26, 2016, BlackRock, Inc. reported that its affiliated companies collectively had sole voting and dispositive power with respect to 2,405,269 and 2,463,744 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(4)

According to Schedule 13G filed with the SEC on February 9, 2016, Dimensional Fund Advisors LP reported that it had sole voting and dispositive power with respect to 2,143,205 and 2,215,760 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(5)

According to Schedule 13G filed with the SEC on February 4, 2016, Franklin Resources, Inc. reported that Franklin Advisory Services, LLC had sole voting and dispositive power with respect to 2,006,600 and 2,167,600 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(6)

According to Schedule 13G filed with the Securities SEC on February 16, 2016, DePrince, Race & Zollo, Inc. reported that it had sole voting and dispositive power with respect to 1,748,857 and 2,164,634 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(7)

According to Schedule 13G filed with the SEC on January 27, 2016, JPMorgan Chase & Co. reported that it had sole voting and dispositive power with respect to 1,313,025 and 1,444,525 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(8)	Beneficially owned common stock includes 48,947 deferred stock unit awards issued pursuant to the 2005 Plan.
(9)	Beneficially owned common stock includes 2,741 deferred stock unit awards issued pursuant to the 2005 Plan.
(10)	Beneficially owned common stock includes 37,762 deferred stock unit awards issued pursuant to the 2005 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Cohu’s executive officers, directors and persons who own more than 10% of a registered class of Cohu’s equity securities, file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish Cohu with copies of all Section 16(a) forms they file.

Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, Cohu believes that during the year ended December 26, 2015 its executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, with the following exception. On February 8, 2016, a Form 5 was filed for Mr. Karl H. Funke, a member of our Board of Directors, to report the purchase of 4,000 shares of Cohu Common Stock that occurred on August 5, 2015.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that Cohu specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition

The Audit Committee of the Board of Directors is composed of five (5) independent directors, as defined in the NASDAQ listing standards, and operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are William E. Bendush (Chairman), Steven J. Bilodeau, Andrew M. Caggia, Robert L. Ciardella and Karl H. Funke.

Responsibilities

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and risk assessment and risk management. The Audit Committee manages Cohu’s relationship with its independent registered public accounting firm (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from Cohu for such advice and assistance.

Cohu’s management has primary responsibility for preparing Cohu’s financial statements and Cohu’s financial reporting process. Cohu’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on (i) the conformity of Cohu’s audited financial statements with accounting principles generally accepted in the United States, and (ii) the effectiveness of Cohu’s internal control over financial reporting.

Review with Management and Independent Registered Public Accounting Firm

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cohu’s Annual Report on Form 10-K for the year ended December 26, 2015 and Cohu’s effectiveness of internal control over financial reporting, together and separately, with management and the independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed pursuant to standards of the Public Company Accounting Oversight Board.

Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP any relationships that may impact their objectivity and independence, and satisfied itself as to Ernst & Young’s independence.

Summary

Based upon the Audit Committee’s discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management, and the reports of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in Cohu’s Annual Report on Form 10-K for the year ended December 26, 2015, for filing with the SEC.

The Audit Committee appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2016 and recommends to stockholders that they ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2016.

This report is submitted by the Audit Committee.

William E. Bendush (Chairman)      Steven J. Bilodeau      Andrew M. Caggia

Robert L. Ciardella      Karl H. Funke

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table shows the fees billed to Cohu for the audit and other services provided by Ernst & Young LLP for the years ended December 26, 2015 and December 27, 2014.

(in thousands)	2015	2014
Audit Fees (1)	$1,921	$1,817
Audit-Related Fees (2)	-	-

Tax Fees:
Tax Compliance (3)	68	36
Tax Planning and Advice	14	19
	82	55
Total	$2,003	$1,872

The Audit Committee has established pre-approval policies and procedures concerning the engagement of Cohu’s independent registered public accounting firm to perform any services. These policies require that all services rendered by Cohu’s independent registered public accounting firm be pre-approved by the Audit Committee within specified, budgeted fee amounts. In addition to the approval of all audit fees in 2015 and 2014, 100% of the non-audit fees were pre-approved by the Audit Committee.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by Cohu’s independent registered public accounting firm with associated fees up to a maximum of $10,000 for any one such service, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

(1)

Audit fees represent fees for professional services provided in connection with the audit of Cohu’s financial statements and review of Cohu’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. In addition, audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of Cohu’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees include accounting consultation services related to business acquisitions and divestitures and other attestation services.

(3)	Tax compliance fees consisted primarily of assistance with (i) review or preparation of Cohu’s federal, state and foreign tax returns and (ii) tax return examinations.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2015 compensation program for our Chief Executive Officer, Chief Financial Officer, and the next three most highly-compensated executive officers of the Company at the end of our fiscal year 2015. These individuals were:

■	Luis A. Müller, President and Chief Executive Officer (our “CEO”);

■	Jeffrey D. Jones, Vice President, Finance and Chief Financial Officer;

■	John H. Allen, Vice President, Administration;

■	Hock W. Chiang, Vice President, Global Sales and Service; and

■	James A. Donahue, Executive Chairman;

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “NEOs”. This Compensation Discussion and Analysis provides an overview of our philosophy and principles that govern our executive compensation program, how we applied those principles in compensating our executive officers for 2015, and how we use our executive compensation program to drive performance. In addition, we explain how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation policies and decisions involving the NEOs during 2015.

Significant Management Changes during 2015

On October 27, 2015, Mr. Donahue advised our Board of Directors of his desire to retire as Executive Chairman effective December 24, 2015. The Board of Directors accepted his resignation and appointed Mr. Donahue Chairman of the Board of Directors effective December 24, 2015.

Executive Summary

2015 Business Highlights

During a challenging and contracting handler market in 2015, Cohu delivered strong results with annual sales of $269.7 million, non-GAAP operating income of $19.8 million and earnings per share of $0.58. We generated $21.5 million in operating cash, and ended the year with $117 million in cash and investments and no bank debt. Cohu returned $6.2 million to stockholders through quarterly cash dividends.

Importantly, 2015 was the year we set the foundation for expansion into adjacent markets with a sole focus in the semiconductor industry. In June, we divested our last non-core business, Broadcast Microwave Services, enabling us to concentrate resources in the more profitable test handler businesses, where we are the industry leader. Our target is to expand the addressable market to $2 billion, leveraging our leading test handler market share position to grow sales in test contacting and wafer level package probe. We executed the transition of pick-and-place manufacturing to our Malaysia factory and reduced the infrastructure in the U.S. In December, we completed the sale of our Poway, California facility, monetizing a fixed asset to fund strategic investments. In conjunction with the sale, we signed a lease for a smaller portion of the building that better suits our current needs for a product development-focused organization.

2015 Executive Compensation Actions

Consistent with our performance and compensation objectives the Compensation Committee approved, the following compensation actions for our executive officers, including the NEOs, for 2015:

■	Made merit adjustments to the base salaries of several of our executive officers;

■	Paid annual incentive bonuses ranging from 100% to 107% of their target annual incentive bonus opportunity, including an annual cash incentive bonus of 107% of target to our CEO; and

Granted long-term incentive compensation in the form of time-based restricted share units (“RSU”) awards for shares of our common stock and performance share units (“PSU”) awards for shares of our common stock to be earned based on our total stockholder return (“TSR”) relative to a pre-selected comparator group for the period of 2015 through 2016, with each award vehicle equally weighted.

Pay for Performance

Our Board of Directors believes that the compensation of our executive officers for 2015 is reasonable and appropriate, is justified by the performance of the Company, and carefully balances both time-based and performance-based compensation elements. The following chart illustrates the mix of elements of the target total direct compensation opportunity for our CEO for fiscal year 2015.

Fiscal Year 2015 CEO Target Pay Mix
50% Performance Based
Base Salary 23%
Annual Cash Incentive 23%
Time Based RSUs 27%
Performance PSUs 27%
Performance Based
Time Based

Further, the compensation of our NEOs over the previous five years demonstrates the alignment between pay and performance. The variable cash compensation for the NEOs for each year from 2010 through 2014 varied from 0% to 132% of target based on Company performance.

■	In 2010 and 2011, due to the Company’s solid profitability and achievement of strategic business goals, most NEOs received at or close to their target variable cash compensation payout.

■

In 2012 and 2013 the Company’s sales were impacted by our industry’s cyclicality and the global macroeconomic environment. While our NEOs continued to deliver on their strategic objectives, we incurred losses in each year. In each of these years, NEOs received variable cash compensation ranging from 23% to 68% of their targets.

■	In 2014 the Company attained record sales along with high profitability levels and all NEOs received variable cash compensation above their target payments ranging from 111% to 129% of their targets.

While the past five years indicate that the program effectively rewards executive officers when there is superior performance by the Company and appropriately adjusts compensation downward in the case of less-than-superior performance, the Board will continue to review the executive compensation program and its mix of short- and long-term business goals to ensure it reflects the correct balance between short-term financial performance and long-term stockholder return. For example, in March, 2015, the Compensation Committee changed the long-term performance criteria for the PSU awards to be based solely on a TSR formula. This formula is described in detail in the “Long-Term Incentive Compensation” of this proxy statement.

2015 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company’s short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2015:

■	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

■

Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its 2015 compensation and governance reviews. This consultant performed no other consulting or other services for the Company.

■

Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

■

Annual Compensation-Related Risk Review. The Compensation Committee conducts an annual review of our compensation-related risk profile to ensure that compensation practices are not reasonably likely to have a material adverse effect on the Company.

■

Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

-

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders;

-	No Retirement Plans. We do not currently offer, nor do we have plans to provide, defined benefit pension arrangements or retirement plans for our executive officers;

-	Limited Perquisites. We provide minimal perquisites and other personal benefits to our executive officers;

-	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits;

-	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;

-

“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid);

-	Performance-Based Incentives. We use performance-based short-term and long-term incentives;

-	Incentive Compensation Recoupment Policy. Incentive compensation awarded to our executive officers is subject to recoupment under certain circumstances if financial results are restated;

-	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;

-	Hedging and Pledging Prohibited. We prohibit our employees, including our executive officers, and directors from hedging or pledging any Company securities; and

-	Stock Ownership Policy. We maintain a stock ownership policy for our executive officers and directors which require each of them to beneficially own a specified number of shares of our common stock.

2015 Stockholder Advisory Vote on Executive Compensation

At our 2015 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the 2015 compensation of the NEOs (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2015 compensation of the NEOs as disclosed in our proxy statement for the 2015 Annual Meeting of Stockholders with approximately 94% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ strong support of our executive compensation program. In 2014 we contacted seven of our largest stockholders, who control nearly 50% of our shares. This outreach was conducted to obtain direct feedback on concerns they may have regarding our Say-on-Pay proposal and executive compensation programs. Based on this feedback, our Board of Directors implemented or modified a number of policies to address stockholders’ concerns and adopted market best practices. These included:

■	Increased the disclosure of NEO incentive targets, metrics and achievement calculations in this Proxy;

■	Revised our long-term incentive plan metrics and increased the measurement period for performance-based equity grants;

■	Implemented an incentive compensation recoupment policy which applies to our CEO and CFO, and effective in late 2015, now applies to all executive officers;

■	Added minimum vesting requirements for equity grants of restricted share units, stock options and share appreciation rights;

■	Increased the equity ownership guidelines for the CEO and directors; and

■	Adopted an Equity Grant Policy.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the NEOs.

Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of the NEOs (commonly known as a “Say-When-on-Pay” vote) conducted at our 2011 Annual Meeting of Stockholders, our Board of Directors determined that we will hold our Say-on-Pay votes on an annual basis. Accordingly, following the Annual Meeting of Stockholders to which this proxy statement relates, the next stockholder advisory vote on the compensation of the NEOs will take place in 2017.

Compensation Philosophy

Our executive compensation program is intended to meet three principal objectives:

■	Attract, reward and retain our executive officers;
■	Motivate these individuals to achieve our short-term and long-term corporate goals that enhance stockholder value; and
■	Support our core values and culture by promoting internal equity and external competitiveness.

To meet these objectives, we have adopted the following overarching policies:

■	We pay compensation that is competitive with the practices of other leading semiconductor equipment and similar technology companies; and
■	We pay for performance by:
-	providing a short-term incentive opportunity that is based on challenging financial and individual performance objectives for our executive officers; and
-

providing long-term incentive opportunities in the form of a combination of RSU awards, PSU awards, and/or stock options that enable us to motivate and retain those executive officers with the leadership abilities necessary to create sustainable long-term value for our stockholders.

These policies guide the Compensation Committee in determining the proper allocation between current cash compensation and short and long-term incentive compensation. Other considerations include our business objectives, our fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and applicable regulatory requirements.

Compensation-Setting Process

Role of the Compensation Committee

Our executive compensation program is designed and overseen by the Compensation Committee, which is comprised entirely of independent directors, as determined in accordance with the rules of the SEC and the listing standards of the NASDAQ. The Compensation Committee conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our short-term business plan and long-term strategy. The Compensation Committee also reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our executive compensation program to our Board of Directors.

The Compensation Committee reviews our executive compensation program on an annual basis, including each of the elements of compensation provided under the program (other than deferred compensation and 401(k) benefits, which are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of our executive officers’ compensation arrangements). In determining the overall compensation arrangements for our executive officers, including the NEOs, as well as the level of each specific element of compensation, the Compensation Committee takes into consideration a number of factors, including the following:

■	The recommendations of our CEO (except with respect to his own compensation) as described below;
■	Our corporate growth and other elements of financial performance;
■	The individual performance of the executive officer, including his achievement of management objectives;
■	A review of the relevant competitive market data, as described below;
■	The skill set, prior experience, and tenure of the executive officer;
■	The role and responsibilities of the executive officer;
■	The past and expected future contribution of the executive officer;
■	Internal pay consistency for similar positions or skill levels within the Company; and
■	External pressures to attract and retain talent and overall market conditions.

The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making these recommendations.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at cohu.com in the Investor Information section.

Role of Management

On occasion, the Compensation Committee meets with our President and Chief Executive Officer and/or our other executive officers and our Vice President of Human Resources to obtain information and recommendations with respect to our executive compensation program, policies, and practices, as well as the compensation arrangements of our executive officers. In 2015, the Compensation Committee met with Dr. Müller, our CEO, who made recommendations to the Compensation Committee on the base salary, target annual cash incentive award opportunities, and long-term incentive compensation for our executive officers, including the NEOs (except with respect to his own compensation). In formulating these recommendations, our CEO used, among other things, competitive market data. The Compensation Committee considers, but is not bound by and does not always accept, these recommendations with respect to executive compensation. In recent years, the Compensation Committee has changed several of our CEO’s compensation proposals and periodically seeks input from its compensation consultant or data from other independent sources prior to making its decisions.

In 2015, our CEO attended some of the Compensation Committee’s meetings, but the Compensation Committee also held regular executive sessions not attended by any members of management or non-independent members of our Board of Directors. The Compensation Committee discussed our CEO’s compensation package with him, but made its decisions with respect to his compensation without him present.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of the executive officers, including the NEOs, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Compensation Committee has authorized our CEO to make base salary adjustments and short-term cash incentive award decisions for all employees other than the executive officers, including the NEOs.

Role of Compensation Consultant

The Compensation Committee has the authority to engage independent advisors to assist in carrying out its responsibilities. In 2015, the Compensation Committee engaged Compensia, a national compensation consulting firm, to advise and assist it on various aspects of executive and director compensation, including base salaries, annual and long-term incentive compensation.

It has been the Compensation Committee’s practice to have Compensia prepare a comprehensive executive compensation analysis in alternating years, and update this analysis in interim years only if warranted by changing conditions. Compensia prepared a full executive and director compensation analysis in September 2015. In addition, the Compensation Committee directed Compensia to report on trends in executive and director compensation policies and practices, governance, and to conduct a compensation-related risk assessment of our compensation programs in 2015.

Compensia reports directly to the Compensation Committee, although one or more of its consultants met with management for purposes of gathering information on the compensation proposals that management submitted to the Compensation Committee. The Compensation Committee may replace Compensia or hire additional advisors at any time. Compensia does not provide any other services to the Company and receives compensation only with respect to the services provided to the Compensation Committee.

The Compensation Committee has considered the independence of Compensia in light of the rules of the SEC and the listing standards of NASDAQ. Based on these rules and standards, the Compensation Committee has concluded that the work performed by Compensia did not raise any conflict of interest.

Competitive Positioning

In arriving at its compensation decisions for our executive officers, including the NEOs, for 2015, the Compensation Committee considered competitive market data and an analysis prepared by Compensia. This analysis was based on a review of the compensation practices of a select group of peer companies which was approved by the Compensation Committee with input from management. In selecting companies for the compensation peer group, the Compensation Committee identified companies in the semiconductor equipment industry that were comparable to us on the basis of revenues, market capitalization, and scope of operations, and which the Compensation Committee believed compete with us for executive talent. For 2015, two companies were removed from the peer group (ATMI which was acquired, and Tessera Technologies, whose business model was determined to be too dissimilar to ours for an accurate comparison) and four companies were added (Cascade Microtech, Mattson Technology, Newport Corporation and Veeco Instruments) based on the foregoing criteria.

For 2015, the compensation peer group consisted of the following companies:

Advanced Energy Industries	Nanometrics
Axcelis Technologies	Newport Corporation
Brooks Automation	Photronics
Cabot Microelectronics	Rudolph Technologies
Cascade Microtech	Ultra Clean Holdings
Electro Scientific Industries	Ultratech
FormFactor	Veeco Instruments
Kulicke & Soffa	Xcerra
Mattson Technology

Generally, data on the compensation practices of the companies in the compensation peer group was gathered by Compensia from publicly-available sources, including publicly available databases. Peer company data is gathered with respect to base salary, target annual bonus opportunities, equity awards (including stock options, restricted stock awards, RSU awards, PSU awards), and long-term cash-based awards. In addition, similar data was gathered from the Radford High-Technology Executive Compensation survey for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points.

Compensation Elements

Our executive compensation program consists of six principal elements:

■	base salary;

■	annual incentive bonus opportunities;

■	long-term incentive compensation in the form of equity awards;

■	deferred compensation benefits;

■	welfare and health benefits, including a Section 401(k) plan; and

■	perquisites and other personal benefits.

The Compensation Committee has selected these elements because each is considered necessary and/or appropriate to meet one or more of our compensation objectives. For example, base salary and target annual incentive bonus opportunities are set with the goal of attracting talented executive officers and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform. Our long-term incentive compensation awards are aimed at providing an incentive and reward for the achievement of long-term business objectives and satisfying our retention goals. The Compensation Committee believes that these compensation elements, when combined, are effective, and will continue to be effective, in achieving our compensation objectives.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain experienced executive officers. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as to be equitable across the management team.

The Compensation Committee reviews the base salaries of our executive officers, including the NEOs, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In October 2014, the Compensation Committee approved changes to the base salaries of Mr. Donahue and Dr. Müller to be effective on December 28, 2014 when their roles changed to Executive Chairman and CEO, respectively.

In January 2015, the Compensation Committee reviewed the base salaries of our executive officers, including the NEOs, taking into consideration a competitive market analysis prepared by Compensia in 2013 and updated in 2014, and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Following this review, the Compensation Committee determined, to make merit adjustments to maintain the competitiveness of certain executive officers’ base salaries.

Effective March 30, 2015, the annual base salaries of the NEOs for 2015 were as follows:

	2014	2015
	Base	Base	Percentage
Named Executive Officer	Salary	Salary	Change
Luis A. Müller (1)	$375,000	$410,000	9.3%
Jeffrey D. Jones	$275,000	$285,000	3.6%
John H. Allen	$228,000	$233,000	2.2%
Hock W. Chiang (2)	$206,200	$191,915	4.4%
James A. Donahue (3)	$525,000	$210,000	-60.0%

(1)	Dr. Müller’s increase was effective on his promotion to CEO on December 28, 2014.

(2)

Mr. Chiang is paid in Singapore Dollars and the salary rates above have been converted to U.S. Dollars for comparative purposes. The salary increase percentage was applied to his salary in Singapore Dollars and the year-over-year change in U.S. Dollars as reflected above is impacted by the currency exchange rates in effect at the time of the change.

(3)	Mr. Donahue’s salary decrease was effective on his change of role to Executive Chairman on December 28, 2014.

The base salaries of the NEOs during 2015 are set forth in the “2015 Summary Compensation Table” below.

In February, 2016 the Compensation Committee, based on the recommendation of Dr. Müller and a review of market salary data, approved base salary increases for executive officers including NEOs. The Compensation Committee had a telephonic meeting on March 7, 2016 to discuss Dr. Müller’s compensation and then met on March 22, 2016 without the attendance of our CEO to further discuss his base salary level in relation to market and peer salary data, and his performance in the role. At this meeting the Compensation Committee approved a retroactive base salary increase for Dr. Müller to be effective the same date as the other NEO’s annual compensation changes. Effective February 15, 2016, the annual base salaries of the NEOs are as follows:

	2015	2016
	Base	Base	Percentage
Named Executive Officer	Salary	Salary	Change
Luis A. Müller	$410,000	$485,000	18.3%
Jeffrey D. Jones	$285,000	$320,000	12.3%
John H. Allen	$233,000	$238,000	2.1%
Hock W. Chiang (1)	$197,742	$198,632	0.5%

(1)

Mr. Chiang is paid in Singapore Dollars and the salary rates above have been converted to U.S. Dollars for comparative purposes. The salary increase percentage was applied to his salary in Singapore Dollars and the year-over-year change in U.S. Dollars as reflected above is impacted by the currency exchange rates in effect at the time of the change.

Annual Incentive Bonuses

Each year, the Compensation Committee approves an annual management incentive plan for our executive officers, including the NEOs, to encourage and award their achievement of our financial and operational objectives as set forth in our annual operating plan. Under this annual management incentive plan, the Compensation Committee establishes a bonus formula that is applied to the actual level of achievement for each of the designated performance measures. The bonus formula is based on the anticipated difficulty and relative importance of achieving the target level for each respective performance measure. Accordingly, the actual bonuses paid, if any, for any given year will vary depending on our actual performance.

To support our retention objectives, typically the annual management incentive plan provides that an executive officer must be an employee when any performance bonus for the year is paid. Further, to comply with the “performance-based compensation” exception to Section 162(m) of the Internal Revenue Code (the “Code”), the annual management incentive plan provides that the Compensation Committee has the discretion to decrease, but not increase, any bonuses paid under the plan, even if the applicable performance objectives have been achieved. Historically, bonuses have been payable in cash unless an executive officer elects to defer all or part of his bonus into the Cohu, Inc. Deferred Compensation Plan.

On March 24, 2015, the Compensation Committee adopted the annual management incentive plan for 2015 (the “2015 MIP”). The 2015 MIP was adopted pursuant to the Cohu, Inc. 2005 Equity Incentive Plan (the “2005 Plan”).

Target Bonus Opportunities

For purposes of the 2015 MIP, our CEO made recommendations to the Compensation Committee with respect to target annual incentive bonus opportunities (expressed as a percentage of base salary) for each of our executive officers, including the NEOs (except with respect to his own target annual incentive bonus opportunity). The target annual incentive bonus opportunities approved by the Compensation Committee for the NEOs, and the range of the potential bonus, as a percentage of base salary, were as follows:

	Target Annual Cash	Range of Possible 2015
Named Executive Officer	Incentive Opportunity	Incentive Awards
Luis A. Müller	100%	0% - 133.3%
Jeffrey D. Jones	60%	0% - 80%
John H. Allen	45%	0% - 60%
Hock W. Chiang	60%	0% - 82.5%
James A. Donahue	100%	0% - 100%

Performance Measures

 For purposes of the annual management incentive plan, the Compensation Committee may select one or more performance measures from a range of performance measures specified in the 2005 Plan. For purposes of the 2015 MIP, the Compensation Committee selected two financial performance measures for executive officers:

■	Sales; and

■	Non-GAAP operating income.

For purposes of the 2015 MIP, non-GAAP financial measures adjust the Company’s 2015 actual results prepared under GAAP to exclude charges for share-based compensation, the amortization of acquired intangible assets, manufacturing transition costs including, employee severance costs and goodwill and other asset impairment.

In addition, the Compensation Committee determined that each executive officer’s annual incentive bonus would be based, in part, on his individual performance as measured against one or more management objectives, which included, among other things, specific quantitative and qualitative goals in the areas of market expansion, business development, operating and financial performance, and/or new product development.

The weighting of these performance measures for purposes of the 2015 MIP for each NEO were as follows:

		Non-GAAP	Individual
		Operating	Management
Named Executive Officer	Sales	Income	Objectives
Luis A. Müller	33%	33%	33%
Jeffrey D. Jones	33%	33%	33%
John H. Allen	33%	33%	33%
Hock W. Chiang	50%	25%	25%
James A. Donahue	0%	0%	100%

The performance measures and their respective weightings were selected to reflect the principal role and responsibilities of each of our executive officers. The Compensation Committee determined that using the Cohu, Inc. consolidated results was appropriate for all executive officers, except for Mr. Donahue, given their responsibilities for the overall success of our business. Mr. Donahue’s role as Executive Chairman was focused on strategic initiatives unrelated to the day to day operation of the business as reflected by his 100% weighting for Individual Management Objectives.

In addition, to further motivate our executive officers, the Compensation Committee determined that the following features would apply to the 2015 MIP:

■

With respect to the portion of the bonus related to the sales and non-GAAP operating income performance measures, no amount would be paid unless such sales and non-GAAP operating income margin were at least 85% and 70% respectively, of our target levels as reflected in our annual operating plan;

■	The threshold, target, and maximum performance and payout levels for the sales and non-GAAP operating income performance measures were to be as follows:

2015 MIP Scales for Sales and Operating Income
Performance to Sales Target	0 - < 85%	85 - <100%	100 – 130%	> 130%
Award Level	None	85 - <100%	100 – 150%	150%

Performance to Operating Income Target	0 - <70%	70 - <150%	> 150%
Award Level	None	70 - <150%	150%

To ensure that the annual incentive bonuses served our goal of increasing stockholder value and because the Compensation Committee wanted to pay bonuses at above target levels only upon the achievement of what it considered to be aggressive target levels, it determined that the maximum bonus amount for any executive officer would be payable only if the Company’s or business unit’s actual performance significantly exceeded our target operating results. Accordingly, if our actual results for 2015 exceeded the applicable target level for sales, and non-GAAP operating income, the portion of his target bonus opportunity subject to these performance measures could be increased up to a maximum factor of 50%.

Payouts for performance between the threshold and target performance levels and between the target and maximum performance levels were to be determined on a linear basis, with an increased payout rate for sales results over target levels.

No bonus with respect to the sales performance measures would be paid if the Company reported a non-GAAP operating loss.

Finally, as provided under the 2005 Plan, no performance bonus may exceed $1 million in any fiscal year.

Individual Performance Objectives

For purposes of the 2015 MIP, the Compensation Committee selected individual performance objectives for our CEO and other executive officers, other than Mr. Donahue, that reflected their responsibilities for the overall management of the Company. These performance objectives are set forth in the table below. The Committee selected individual performance objectives for Mr. Donahue that reflected his role as Executive Chairman, which focused on strategic activities and mentoring the new CEO. The Compensation Committee determined that objectives unrelated to the day-to-day operation of the business were more appropriate for Mr. Donahue as they provided a better correlation to the activities where he could make a direct impact.

Performance Measure Target Levels

With respect to the target levels for sales and non-GAAP operating income, the Compensation Committee believed that, at the time the target level for each performance measure was set, these target levels would be challenging and difficult, but achievable under normal business conditions with significant effort and skill. For 2015, the Compensation Committee expected that these target levels would be difficult to achieve because they would require delivery of results in deteriorating market conditions, adroitly executing our business strategy, the development and acceptance by customers of new products, and successful entry into certain new markets in a highly competitive and volatile environment.

For purposes of the 2015 MIP, the target levels for Company sales and non-GAAP operating income are set forth in the following table, which also summarizes the individual performance objectives for each NEO. These activities were determined to be challenging to achieve due to the highly competitive markets we operate within and the impact achievement of the objectives would have on our business results.

Fiscal 2015 Non-Equity Incentive Goals
Goals (as defined)	Dr. Müller	Mr. Jones	Mr. Allen	Mr. Chiang	Mr. Donahue
Sales	$272.2 million	$272.2 million	$272.2 million	$272.2 million
Non-GAAP
Operating Income	$15.7 million	$15.7 million	$15.7 million	$15.7 million
Personal Goal #1	Develop, periodically review with the Board and make progress towards expanding the company's served available market.	Timely deliver Systems capabilities as defined and prioritized in the March 24th presentation.	Work with CFO to sell certain specified facilities, maximizing net cash benefit and ensuring business continuity at minimum cost.	Win new customers for contactors delivering target sales growth at gross margin specified in operating plan.	Complete the sale of non-strategic business and if that is not possible, implement operating plan presented to the Board on December 2, 2014.
Personal Goal #2	Make substantial progress towards margin targets through transition of manufacturing to Asia, lowering of product cost and simplification of company structure.	Develop viable working capital alternatives and financial analyses in support of corporate development plans.	Implement global processes to optimize legal support to IP, contract reviews and M&A activities at lowest cost.	Capture specified share of target account's processor test and win at least one top-tier customer for certain handlers at gross margin specified in operating plan.

Be available as a resource to the CEO, serving as an advisor or sounding board on operating and strategic matters, assisting on special projects; also reviewing, editing and commenting on investor and board presentations, press releases and other business communications.

Personal Goal #3	Grow share in the handler market with timely execution of new product developments, at cost targets, capturing new customers or applications displacing a competitor system.

Establish infrastructure to streamline intercompany activity consolidating order intake and revenue recognition in a single location, maximizing income tax incentives, lowering cost, and managing build-up of cash in strategic regions.

Support CFO in efforts to streamline intercompany activity consolidating order intake and revenue recognition in a single location, maximizing income tax incentives, lowering cost, and managing build-up of cash in strategic regions.

Secure initial orders for a specified new handler platform from a target account and at least one new customer at gross margin specified in operating plan.

Annual Bonus Decisions

Following the end of 2015, the Compensation Committee compared our actual financial performance to the target performance levels established for the year by the Compensation Committee, and applied the bonus formula under the 2015 MIP to this actual performance. In addition, the Compensation Committee determined that the NEOs had achieved a majority of their individual performance objectives for 2015.

Based on these determinations, the annual incentive bonuses paid to the NEOs for 2015 were as follows:

Actual Achievement of Fiscal 2015 Non-Equity Incentive Goals (as defined)
	Dr. Müller	Mr. Jones	Mr. Allen	Mr. Chiang	Mr. Donahue
Sales	$269.7 million	$269.7 million	$269.7 million	$269.7 million
Goal Payout %	99%	99%	99%	99%
Non-GAAP Operating Income	$19.8 million	$19.8 million	$19.8 million	$19.8 million
Goal Payout %	126%	126%	126%	126%
Personal Goal #1	100%	100%	100%	100%	100%
Personal Goal #2	85%	100%	100%	100%	100%
Personal Goal #3	100%	75%	75%	80%
Total Personal Goal Achievement	95%	92%	92%	93%	100%
Actual Amount of Fiscal 2015 Non-Equity Incentive Award
Non-Equity Incentive Award Payable	$436,709	$180,430	$110,632	$119,920	$210,000
% of targeted award amount	107%	106%	106%	104%	100%

The annual bonuses paid to the NEOs for 2015 are set forth in the “2015 Summary Compensation Table” following the Compensation Discussion and Analysis section.

Long-Term Incentive Compensation

We provide long-term incentive compensation in the form of equity awards to our executive officers, including the NEOs. These awards are intended to align the interests of our executive officers with those of our stockholders by creating an incentive for them to maximize long-term stockholder value. They are also designed to encourage our executive officers to remain employed with us despite a very competitive labor market. The Compensation Committee regularly monitors the environment in which we operate and revises our long-term incentive compensation arrangements as it determines to be necessary and appropriate to help meet goals, including increasing long-term stockholder value.

In March 2012, based in part upon a review of competitive market practices and the recommendation of its compensation consultant, the Compensation Committee determined that it was in the best interests of our stockholders to add a performance-based component to our long-term incentive compensation and approved the grant of PSU awards beginning in 2013. The Compensation Committee believes that the combination of time-based and performance-based stock unit awards provides an appropriate balance between awards of high incentive value (in the form of PSU awards which vest only if corporate performance objectives and additional service requirements are met) and awards that provide high retention value (in the form of time-based RSU awards with continued service requirements).

In March 2013, based in part upon a review of competitive market practices and the recommendation of its compensation consultant, the Compensation Committee determined that it was in the best interests of our stockholders to eliminate the use of stock options as part of the annual equity grant to executive officers. Stock options are generally not considered performance-based compensation. Additionally, RSU and PSU awards are typically a more efficient vehicle with respect to the use of our equity plan’s share reserve because fewer shares of our common stock are needed under an RSU or PSU award to achieve our incentive and retention goals than under a stock option award.

Generally, in determining the size of the equity awards granted to our executive officers, including the NEOs, the Compensation Committee takes into consideration the recommendations of our CEO (except with respect to his own equity award), competitive market data (with particular reference to the median of the competitive market), the potential accounting expense associated with the proposed awards (as compared to the companies in the compensation peer group), and the factors described above. The Compensation Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value. Further, the Compensation Committee has the discretion to determine whether awards in any given year will be made in the form of stock options, RSU awards, PSU awards, or a combination thereof.

On March 24, 2015 the Compensation Committee, based on the factors described above, approved the grant of RSU awards and PSU awards to our executive officers, including the NEOs. The Compensation Committee also determined that, to balance the retention value of the RSU awards with the performance focus of the PSU awards, the total dollar value of the equity awards should be equally weighted between RSU awards and PSU awards. The equity awards granted to the NEOs in 2015 were as follows:

	Number of	Number of
	Shares of	Shares of
	Restricted	Performance
	Stock Units	Stock Units
Named Executive Officer	Granted	Granted (1)
Luis A. Müller (2)	40,484	42,656
Jeffrey D. Jones	20,888	20,888
John H. Allen	10,554	10,554
Hock W. Chiang	10,554	10,554
James A. Donahue	41,649	-

(1)	PSUs granted at the target award level.
(2)

Dr. Müller's RSUs were granted on December 28, 2014 upon his promotion to CEO. Equity grants are established in a U.S. Dollar amount and converted to units on date of grant. Dr. Müller's grant was granted at a value to be equally divided between RSUs and PSUs. The number of actual units varies due to stock price difference on the dates of grant.

The equity awards granted to the NEOs in 2015 are set forth in the “2015 Summary Compensation Table” and the “2015 Grants of Plan-Based Awards Table” below.

Restricted Stock Unit Awards

Consistent with our other employee equity awards, the RSU awards granted to our executive officers in 2015 vest at the rate of 25% of the shares of our common stock subject to the awards per year.

Performance Stock Unit Awards

2015 PSU Awards

The PSU awards granted to our executive officers on March 24, 2015 will be earned based on our TSR as compared to a pre-established peer group measured over a two-year performance period beginning on the first day of the fiscal year in which the grant occurs and earned awards vest fully at the end of three years from the date of grant to emphasize the long-term nature of the program. The number of shares that may be earned range from a minimum award level of 25% of the target number of shares subject to the PSU awards, up to a maximum of 200% of this target number of shares. The number of shares that are subject to the PSU awards are earned in a linear manner based on TSR performance results to the peer group starting at the 25th percentile up to a maximum PSU award earned with 100th percentile TSR performance. The target number of shares of our common stock subject to each NEO’s PSU award is earned at the 57th percentile performance relative to the peer group. Once the number of earned shares is determined at the end of the two-year performance period, half of the earned shares are issued to the executive officer on the second anniversary of the grant and the remaining shares vest upon the third anniversary of the grant. TSR performance is calculated by an outside firm, Research Data Group, Inc.

The following graph illustrates how the number of shares of common stock subject to the 2015 PSU awards will be calculated:

For purposes of the 2015 PSU awards, the peer group consists of the following companies that the Compensation Committee believes represent competition for our stockholders’ investments. This group includes all the companies in our compensation peer group, with the exception of Veeco which was added during 2015, plus seven additional companies that provide similar products to our customers but which are not part of the compensation peer group. We feel that these additional companies are part of our industry and sell similar products to our customers but are not valid peers for executive compensation peer group for various reasons such as revenue size or being located outside the US.:

Advanced Energy Industries	Cascade Microtech	Photronics
Advantest	Electro Scientific Industries	Rudolph Technologies
ASM Pacific	FormFactor	Teradyne
Axcelis Technologies	Kulicke & Soffa	Tessera Technologies
Besi	Mattson Technology	Ultra Clean Holdings
Brooks Automation	MKS Instruments	Ultratech
Cabot Microelectronics	Nanometrics	Xcerra
Camtek (Priortech Ltd.)	Newport Corporation

2014 PSU Awards

The 2014 PSU awards had a one-year performance period after which the number of shares of our common stock earned was determined. The amount earned was then subject to certain adjustments resulting from the performance of our TSR relative to a pre-selected comparator group over the two-year fiscal period of 2014 through 2015. The applicable performance measures for the 2014 performance period, and the related threshold, target, and maximum performance levels, which were based on our 2014 annual operating plan, were as follows:

Performance Measure	Performance Level (below threshold)	Performance Level (threshold to target)	Performance Level (target to maximum)	Performance Level (above maximum)
Sales	0 – 85%	85% - < 100%	100% - 130%	>130%
Number of Shares Earned (relative to target number of shares)	None	85% - < 100%	100% - 150%	150%
Non-GAAP Operating Income	0 - < 70%	70% - <150%	>150%
Number of Shares Earned (relative to target number of shares)	None	70% - <150%	150%

At the end of 2015, the number of shares of our common stock earned as described above was adjusted based on the TSR for the two-year period from 2014 through 2015 relative to a pre-selected comparator group using the following scale:

Cohu Relative TSR Compared to Custom Peer Group	Percentage of Shares Earned During Performance Period Awarded
Top Quartile	125%
Middle Two Quartiles	100%
Bottom Quartile	75%

The two performance measures, sales and non-GAAP operating income, were equally weighted and were determined and earned independently. The Compensation Committee selected these target levels and calculation formulas because it believed that achieving or exceeding the target levels was a strong factor in how our stockholders determine the value of the Company. For purposes of the 2014 performance period, the Compensation Committee selected financial performance objectives for our then CEO, Mr. Donahue and Messrs. Allen and Jones that reflected their responsibilities for the overall management of the Company, while it determined that the financial performance objectives for Messrs. Chiang and Müller be based on the Semiconductor Equipment Group reflective of their scope of responsibility at the time of grant.

Following the end of 2014, the Compensation Committee compared our actual performance with respect to each applicable performance measure to the target performance level for the year as set by the Compensation Committee, and applied the 2014 PSU formula to this actual performance. The consolidated and Semiconductor Equipment Group sales performance in 2014 resulted in achieving 128% and 137% payout levels respectively. With very strong earnings results, both the consolidated and Semiconductor Equipment Group non-GAAP operating earnings results achieved the maximum payout level of 150%. The TSR modifier result for the 2014 through 2015 fiscal year’s period as calculated by an outside firm, Research Data Group, Inc., was in the top quartile of the comparator group and, therefore, the number of shares of our common stock earned under the 2014 PSU awards was increased by 125%.

The number of shares of our common stock earned by the NEOs with respect to their 2014 PSU awards was:

										Final
			Non-		Non-		Shares			Shares
	PSU		GAAP		GAAP		Earned as	2014-		Earned
	Award		Operating		Operating		a % of	2015	Final	as a % of
	(Target	Sales	Income	Sales	Income	Total	Target	TSR	Total	Target
Named	# of	(%	(%	(shares	(shares	Shares	# of	Modifier	Shares	# of
Executive Officer	shares)	achieved)	achieved)	earned)	earned)	Earned	Shares	Achieved	Earned	Shares
Luis A. Müller	35,227	137%	150%	24,155	26,420	50,575	144%	125%	63,219	179%
Jeffrey D. Jones	21,590	128%	150%	13,848	16,192	30,040	139%	125%	37,550	174%
John H. Allen	10,909	128%	150%	6,997	8,181	15,178	139%	125%	18,973	174%
Hock W. Chiang	10,909	137%	150%	7,480	8,181	15,661	144%	125%	19,577	179%
James A. Donahue	54,545	128%	150%	34,987	40,908	75,895	139%	125%	94,869	174%

For purposes of the 2014 PSU awards, the pre-selected peer group consisted of the following companies that we felt represented competition for our stockholders’ investments. This group includes all the peer companies used for executive compensation comparisons at the time plus nine others that provide similar products to our customers but that for various reasons such as revenue size or being located outside the US would not be valid compensation peer members:

Advanced Energy Industries	Cascade Microtech	Photronics
Advantest	Electro Scientific Industries	Rudolph Technologies
ASM Pacific	FormFactor	Teradyne
Axcelis Technologies	Kulicke & Soffa	Tessera Technologies
Besi	Mattson Technology	Ultra Clean Holdings
Brooks Automation	MKS Instruments	Ultratech
Cabot Microelectronics	Nanometrics	Xcerra
Camtek	Newport Corporation

Deferred Compensation Benefits and 401(k) Plan

We maintain a nonqualified deferred compensation plan, the Cohu, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), for our executive officers and other employees designated by the Compensation Committee. Under the Deferred Compensation Plan, participants may elect to voluntarily defer up to 25% of their base salary and/or up to 100% of their incentive bonus, thereby allowing them to defer taxation on such amounts.

We may match participant contributions to the Deferred Compensation Plan on up to 4% of the participant’s annual base salary in excess of the specified annual compensation limit allowed under the Code for contributions under the Section 401(k) plan. The annual limit, which is indexed, was $265,000 for 2015. Our matching contributions and any deemed investment earnings attributable to these contributions will be 100% vested when the participant has two years of service with the Company. Prior to that time, such amounts are unvested. Participant contributions and deemed investment earnings are 100% vested at all times. We have not matched any participant contributions to the Deferred Compensation Plan since 2008.

For additional information on the Deferred Compensation Plan, see “2015 Nonqualified Deferred Compensation” below.

We maintain a tax-qualified defined contribution plan, the Cohu Employees’ Retirement Plan (the “401(k) Plan”), for our executive officers and other employees. The majority of our employees, including certain of the NEOs, who are at least 21 years of age, are eligible to enroll in the 401(k) Plan. Under the 401(k) Plan, participants may contribute a percentage of their annual compensation subject to maximum annual contribution limitations. We may match participant contributions not to exceed specified annual limits. Our matching contributions are vested 10% after one year of participation, another 20% after two years, another 20% after three years, and an additional 50% after four years. If we match participant contributions, our matching contribution is at the rate of 50% of the first 6% of employee pre-tax contributions to the plan. Generally, during 2015 the maximum annual amount that any participant could contribute to the 401(k) Plan was $18,000 and our maximum matching contribution was $7,950.

Welfare and Health Benefits

In 2015, our executive officers, including the NEOs, were eligible to receive health care insurance coverage and additional benefits that are generally available to our other employees. These benefit programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance, and certain other benefits.

In accordance with agreements executed prior to 1997 with certain current and former executive officers, we pay certain health care-related costs for certain executive officers and certain retired executive officers of the Company, including insurance premiums and non-insurance covered costs, such as prescription copays and other health care costs. In 2015, we paid the entire cost of Mr. Donahue’s health care insurance and the cost of supplemental coverage (covering out-of-pocket health costs like co-payments) premiums for Mr. Allen and Mr. Donahue. These health benefits continue after retirement if certain lengths of service and age requirements are satisfied at the time of retirement.

The 401(k) Plan and other generally-available benefit programs allow us to remain competitive for employee talent and we believe that the availability of these programs generally enhances employee productivity and loyalty to the Company. The principal objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity, and to provide support for global workforce mobility, in full compliance with applicable legal requirements. Typically, these generally-available benefits do not specifically factor into decisions regarding an individual executive officer’s total compensation or equity awards.

Each year, we informally review our benefits programs against our peers with data provided by Willis, our health and welfare benefits broker of record, and by Retirement Benefits Group, our independent 401(k) Plan consultant. We also evaluate the competitiveness of the 401(k) Plan against the companies in the compensation peer group, including an analysis of the dollar value to an employee and the dollar cost to the Company for the benefits under the applicable plan using a standard population of employees. We analyze changes to our benefits programs in light of the overall objectives of the programs, including the effectiveness of their incentive and retention features.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

During 2015 we provided the NEOs with automobile expense allowances as follows:

Annual
Auto
Named Executive Officer	Allowance
Luis A. Müller	$9,000
Jeffrey D. Jones	$6,000
John H. Allen	$6,373
Hock W. Chiang (1)	$17,486
James A. Donahue	$16,200
(1)	Mr. Chaing is based in Singapore which has notably higher transportation costs.

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

With the exception of Dr. Müller, we do not have an employment agreement with any of the NEOs, except as described below under “Potential Payments Upon Termination or Change in Control”. In connection with his appointment as our President and Chief Executive Officer on October 7, 2014, we entered into an “At-will” employment agreement with Dr. Müller effective December 28, 2014.

Post-Employment Compensation

With the exception of Dr. Müller and Messrs. Jones and Allen we do not have an employment or other arrangement providing for post-employment compensation with the NEOs. These agreements provide, under certain circumstances, for payments and benefits upon certain terminations of employment, including a termination of employment following a change in control of the Company.

The payments and benefits payable under these arrangements in the event of a change in control of the Company are subject to a “double trigger,” meaning that both a change in control of the Company and a subsequent involuntary termination of employment are required. In other words, the change in control of the Company does not by itself trigger any payments or benefits; rather, payments and benefits are paid only if the employment of Dr. Müller and Messrs. Jones and Allen are subsequently terminated without “cause” (or he resigns for “good reason”) during a specified period following the change in control. We believe that a “double trigger” arrangement maximizes stockholder value because it prevents an unintended windfall to these executive officers in the event of a change in control of the Company, while still providing them appropriate incentives to cooperate in negotiating a transaction involving a potential change in control of the Company in which they believe they may lose their jobs.

We believe providing these arrangements help us compete for and retain executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that these arrangements are generally comparable with severance packages offered to executives by the companies in the compensation peer group.

The post-employment payments and benefits which Dr. Müller and Messrs. Jones and Allen are eligible to receive are described in more detail in “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Policy

We believe that stock ownership by our executive officers is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. The Compensation Committee has adopted a stock ownership policy that requires our executive officers to own a minimum number of shares of our common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price. The policy provides that over the five-year period commencing with their appointment or employment as an executive officer or over a three-year period following an increase in their annual base salary or a new guideline being approved, these individuals must accumulate and hold the following number of shares of our common stock:

Individual Subject to Stock Ownership Policy	Minimum Required Level of Stock Ownership
Chief Executive Officer	Three times annual base salary
All other executive officers	10,000 shares

Under our stock ownership policy, our executive officers should not sell any Cohu shares until these ownership guidelines are met and once met subsequent sales, if any, should not reduce their Cohu stock ownership below these minimum guideline amounts unless approved by the Compensation Committee in advance. Vested “phantom” and deferred but unissued shares are included as shares owned for these stock ownership guidelines.

The Compensation Committee monitors compliance with these stock ownership guidelines on an annual basis using the average closing price of our common stock during the preceding fiscal year. As of December 26, 2015, each of the NEOs was compliant with the policy.

Compensation Recoupment Policy

We have adopted a formal compensation recoupment (“clawback”) policy under which our Board of Directors may seek reimbursement from any executive officer if, as a result of their fraud or misconduct, we restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws.

In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will amend our compensation recoupment policy once final regulations on the subject have been adopted.

Equity Award Grant Policy

We grant equity awards to our executive officers under our stockholder-approved 2005 Plan. Pursuant to this plan, all stock option grants must have a per share exercise price at least equal to the fair market value of our common stock on the grant date.

Grants of equity awards to newly hired or appointed executive officers, including NEOs, will typically be made at a regularly scheduled meeting of the Compensation Committee held subsequent to the new hire or appointment date. Ongoing equity award grants to executive officers including NEOs will be approved on an annual basis at a meeting of the Compensation Committee or Board of Directors, as applicable, that is typically held in the first quarter of each fiscal year.

The Compensation Committee has not granted, nor does it intend in the future to grant, equity awards to our executive officers or any other individual in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. In addition, because our equity awards typically vest or are earned over a multi-year period, the value to recipients of any immediate increase in the price of our common stock following an award will be minimal.

Key Governance Policies Regarding Equity Grants under the 2005 Equity Incentive Plan as amended:

■	no repricing of stock options is allowed;
■	no short sales, hedging or pledging of company stock is allowed;
■	minimum vesting periods for equity grants are established;
■	ownership guidelines for executive officers and directors are required;
■	no liberal share recycling or reloading of options are allowed; and
■	the plan is not an Evergreen plan.

Tax and Accounting Considerations

In designing our executive compensation program, the Compensation Committee takes into consideration the tax and accounting effects that each element of compensation will or may have on the Company and our executive officers. The Compensation Committee seeks to keep the expense associated with our executive compensation program as a whole within certain levels. When determining how to apportion between differing elements of compensation, the Compensation Committee’s goal is to meet our business objectives while maintaining cost neutrality. For example, if the Compensation Committee increases benefits under one compensation plan or arrangement resulting in higher compensation expense, it may seek to decrease costs under another plan or arrangement to avoid compensation expense that is above the desired level. As a further example, in determining whether to grant restricted stock unit awards or performance stock unit awards instead of stock options, the Compensation Committee considers the accounting impact and has tried to keep the overall equity compensation cost approximately the same as when we granted only stock options.

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer, chief financial officer and each of the three other most highly-compensated executive officers. Generally, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options or upon the vesting of performance stock unit awards granted under a stockholder-approved employee stock plan generally will be deductible as long as the options or awards, as applicable, are granted by a committee whose members are outside directors and certain other conditions are satisfied.

In determining which elements of compensation are to be paid, and how they are weighted, the Compensation Committee also takes into account whether a particular form of compensation will be considered “performance-based compensation” for purposes of Section 162(m). The 2005 Plan permits the Compensation Committee to pay compensation that is “performance-based” and, thus, fully tax deductible.

The Compensation Committee intends to seek an income tax deduction for the compensation provided to our executive officers, to the extent it determines that it is in the best interests of the Company and our stockholders to do so. The Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that do not comply with an exemption from the deduction limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A, which primarily results in negative tax consequences to our executives rather than the Company. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A. We are not obligated under any compensation plan or arrangement to prevent or minimize any negative tax consequences that may affect our executives, nor are we required to pay any “gross-up” should any such consequences arise.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of the Company.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into reason in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to measure and recognize in our financial statements all share-based payment awards to employees, directors and consultants, including stock option grants, restricted stock unit awards, and performance stock unit awards to our executive officers, under the fair value method.  Our estimate of share-based compensation expense requires a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), future forfeitures and related tax effects. The assumptions used in calculating the fair value of share-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. We estimate the fair value of each share-based award on the grant date using either the Black-Scholes or the Monte Carlo simulation valuation model.  Option valuation models require the input of highly subjective assumptions and changes in the assumptions used can materially affect the grant date fair value of an award.  These assumptions for the Black-Scholes model include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected life of the award.  The risk-free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the award as of the grant date.  Expected dividends are based, primarily, on historical factors related to our common stock.  Expected volatility is based on historic, weekly stock price observations of our common stock during the period immediately preceding the share-based award grant that is equal in length to the award’s expected term.  We believe that historical volatility is the best estimate of future volatility.  Expected life of the award is based on historical option exercise data. The Monte Carlo simulation model incorporates assumptions for the risk-free interest rate, Cohu and the selected peer group price volatility, the correlation between Cohu and the selected index, and dividend yields.

Share-based compensation expense related to restricted stock unit awards is calculated based on the market price of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting of the restricted stock unit. ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule). We record a provision for equity-based performance units outstanding based on our current assessment of achievement of the performance goals.  Estimated forfeitures are required to be included as a part of the grant date expense estimate.  We used historical data to estimate expected employee behaviors related to option exercises and forfeitures.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2015. Based on such review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Cohu’s proxy statement for its 2016 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee.

Steven J. Bilodeau (Chairman)      William E. Bendush      Karl H. Funke

2015 SUMMARY COMPENSATION TABLE

The following table shows compensation information for fiscal 2015 for the NEOs.

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)
Luis A. Müller	2015	410,000	-	879,050	-	436,709	17,036	1,742,795
President and	2014	373,846	-	758,899	-	358,260	16,802	1,507,807
Chief Executive Officer	2013	360,006	50,000	508,235	210,079	82,800	13,122	1,224,242

Jeffrey D. Jones	2015	285,000	-	441,572	-	180,430	14,250	921,252
Vice President, Finance and	2014	273,462	-	465,116	-	203,246	13,443	955,267
Chief Financial Officer	2013	255,008	40,000	300,311	124,137	45,900	10,125	775,481

John H. Allen	2015	233,000	-	223,112	-	110,632	16,154	582,898
Vice President,	2014	228,000	-	164,221	-	129,374	16,270	537,865
Administration	2013	220,000	-	123,422	72,341	33,000	13,498	462,261

Hock W. Chiang (6)	2015	197,742	-	223,112	-	119,920	24,585	565,359
Vice President,	2014	206,200	-	235,014	-	152,084	26,221	619,519
Global Sales & Service

James A. Donahue	2015	210,000	-	435,232	-	210,000	40,234	895,466
Executive Chairman	2014	525,000	-	1,175,068	-	627,753	37,684	2,365,505
	2013	525,013	-	776,348	320,905	223,125	41,554	1,886,945

(1)	Amounts included in this column represent discretionary cash bonuses not based on predetermined performance criteria.

(2)

Amounts shown do not reflect compensation actually received by the NEOs. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of RSUs and PSUs granted in fiscal 2015, 2014 and 2013. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 26, 2015 filed with the SEC. The derived grant fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full.

(3)

Amounts shown do not reflect compensation actually received by the NEOs. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of option awards granted in fiscal 2015, 2014 and 2013. The assumptions used to calculate the grant date fair value of the option awards are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 26, 2015 filed with the SEC. The derived grant fair value for the stock options is recognized, for financial statement purposes, over the number of days of service required for the option to vest in full.

(4)

Amounts consist of performance-based incentive cash bonuses received by the NEO earned for services rendered in fiscal 2015, 2014 and 2013. Such amounts were paid under the 2005 Plan in February of the following fiscal year.

(5)	The amounts shown in this column reflect the following for each NEO:

(a)

Cohu’s matching contributions in fiscal 2015 under the Cohu 401(k) Plan (which is more fully described elsewhere herein under the heading “Retirement Benefits Under the 401(k) Plan, Executive Perquisites and Generally Available Benefits”).

(b)	Cohu’s contributions made to Singapore’s Central Provident Fund made on behalf of Mr. Chiang.

(c)	The value attributable to life insurance benefits provided by Cohu (such amount is taxable to the recipient).

(d)	Monthly automobile expense allowance paid by Cohu (such amount is taxable to the recipient).

(e)	Payment of medical insurance premiums for Mr. Donahue and non-covered medical expenses for Mr. Donahue and Mr. Allen.

Except as noted above, the amount attributable to each such perquisite or benefit for each NEO does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by such NEO.

(6)

Mr. Chiang became a NEO in 2014. Payments to Mr. Chiang were made in Singapore Dollars. Compensation amounts presented have been converted to U.S. Dollars using the average daily exchange rate for the period.

We have not entered into any employment agreement with any of our NEOs, with the exception of Dr. Müller, whose employment agreement is described in more detail in “Employment Agreements” above. Similarly, the material terms of stock awards granted to our NEOs in 2015 and performance-based incentive cash bonuses earned by our NEOs for 2015 are described in more detail in “Long-Term Incentive Compensation” and “Annual Incentive Bonuses,” respectively, above.

2015 GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the NEOs during fiscal 2015, which ended on December 26, 2015. The option and stock awards identified in the table below are also reported in the “Outstanding Equity Awards at December 26, 2015” table included herein. The Company did not grant any stock options to NEOs under the 2005 Plan in fiscal 2015.

									All Other
		Estimated Future				Estimated Future			Stock	Grant
		Payouts Under Non-				Payouts Under			Awards:	Date Fair
		Equity Incentive				Equity Incentive			Number of	Value of
		Plan Awards (1)				Plan Awards (2)			Shares of	Stock and
			Thres-		Maxi-	Thres-		Maxi-	Stock or	Option
		Grant	hold	Target	mum	hold	Target	mum	Units	Awards
Name	Award Type	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	($) (4)
Luis	Cash Incentive	-	0	410,000	547,000	-	-	-	-	-
A. Müller	Time-based RSUs	3/25/2015	-	-	-	-	-	-	40,484	423,058
	Performance-based RSUs	3/25/2015	-	-	-	33,058	42,656	63,984	-	455,993

Jeffrey	Cash Incentive	-	0	171,000	228,000	-	-	-	-	-
D. Jones	Time-based RSUs	3/25/2015	-	-	-	-	-	-	20,888	218,280
	Performance-based RSUs	3/25/2015	-	-	-	16,188	20,888	31,332	-	223,293

John	Cash Incentive	-	0	105,000	140,000	-	-	-	-	-
H. Allen	Time-based RSUs	3/25/2015	-	-	-	-	-	-	10,554	110,289
	Performance-based RSUs	3/25/2015	-	-	-	8,179	10,554	15,831	-	112,822

Hock	Cash Incentive	-	0	119,000	163,000	-	-	-	-	-
W. Chiang	Time-based RSUs	3/25/2015	-	-	-	-	-	-	-	110,289
	Performance-based RSUs	3/25/2015	-	-	-	8,179	10,554	15,831	-	112,822

James	Cash Incentive	-	0	210,000	210,000	-	-	-	-	-
A. Donahue	Time-based RSUs	3/25/2015	-	-	-	-	-	-	41,649	435,232

(1)

Amounts shown are estimated possible payouts for fiscal 2015 under the executive incentive bonus plan. These amounts are based on the individual’s fiscal 2015 base salary amounts, and position. The maximum amount shown is 133% of the target amount for each of the NEOs with the exception of Mr. Donahue whose maximum is 125%. Actual bonuses received by the NEOs for fiscal 2015 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Amounts earned by our NEOs for performance in 2015 are based on the attainment of performance goals for both the Company and the individual NEO, as described in more detail in “Annual Incentive Bonuses” above.

(2)

The PSU awards granted to our NEOs in 2015 are subject to certain adjustments resulting from the performance of our total stockholder return (“TSR”) relative to a pre-selected comparator group over the two-year period following the date of grant. The PSU awards vest at the rate of 50% per year on the second and third anniversaries of the date of grant. Assuming the highest level of performance conditions are achieved, the grant date fair values for performance-based stock awards made in fiscal 2015 would be $683,989, $334,939, $169,233 and $169,233 for Dr. Müller, Mr. Jones, Mr. Allen, and Mr. Chiang, respectively.

(3)

The amounts reflect the number of RSUs awarded to each NEO under the 2005 Plan. RSU awards granted to our NEOs in 2015 vest at the rate of 25% of the shares of our common stock subject to the awards per year.

(4)

The amounts shown above are the grant date fair value for stock awards issued in fiscal 2015. The assumptions used to calculate the grant date fair value of the awards are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 26, 2015, filed with the SEC.

OUTSTANDING EQUITY AWARDS AT DECEMBER 26, 2015

The following table shows all outstanding equity awards held by each NEO at the end of fiscal 2015, which ended on December 26, 2015.

	OPTION AWARDS				STOCK AWARDS
								Equity
							Equity	Incentive
							Incentive	Plan
							Plan	Awards:
							Awards:	Market
							Number	or Payout
							of	Value of
						Market	Unearned	Unearned
						Value of	Shares,	Shares,
	Number of	Number of			Number	Shares or	Units or	Units or
	Securities	Securities			of Shares	Units of	Other	Other
	Underlying	Underlying			or Units	Stock	Rights	Rights
	Unexercised	Unexercised			of Stock	That	That	That
	Options	Options	Option	Option	That Have	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Exercise	Expiration	Not	Vested	Vested	Vested
Name	(#) (1)	(#) (1)	Price ($)	Date	Vested (#)	($) (1)	(#) (2)	($) (3)
Luis A.	8,750	-	16.40	8/17/2016	134,966	1,745,110	42,656	551,542
Müller	7,250	-	15.50	12/4/2017
	33,750	-	7.32	3/20/2019
	23,750	-	13.77	10/26/2020
	28,750	-	15.85	1/10/2021
	42,874	14,291	10.58	3/6/2022
	32,528	32,528	9.44	3/26/2023
Jeffrey D.	8,750	-	16.40	8/17/2016	78,072	1,009,471	20,888	270,082
Jones	13,750	-	15.50	12/4/2017
	25,000	-	7.32	3/20/2019
	23,750	-	13.77	10/26/2020
	25,335	8,445	10.58	3/6/2022
	19,222	19,220	9.44	3/26/2023
John H.	29,250	-	16.40	8/17/2016	40,846	528,139	10,554	136,463
Allen	35,000	-	7.32	3/20/2019
	13,750	-	13.77	10/26/2020
	14,174	4,724	10.58	3/6/2022
	11,202	11,200	9.44	3/26/2023
Hock W.	27,000	9,000	9.28	10/23/2022	36,864	476,652	10,554	136,463
Chiang	5,422	5,422	9.44	3/26/2023
James A.	62,750	-	16.40	8/17/2016	132,715	1,716,005	54,545	705,267
Donahue	52,750	-	15.50	12/4/2017
	192,000	-	7.32	3/20/2019
	94,750	-	13.77	10/26/2020
	65,493	21,830	10.58	3/6/2022
	49,688	49,688	9.44	3/26/2023

(1)	All stock options listed above vest at a rate of 25% per year over the first four years of the ten-year option term.
(2)

Based on a closing price of Cohu’s Common Stock of $12.93 as reported on the NASDAQ Global Select Market on December 24, 2015. RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant. PSUs granted in fiscal 2013 vest and shares are issued in three equal annual installments beginning one year after the date of grant. PSUs granted in fiscal 2014 and 2015 vest and shares are issued in two annual installments of 50% on the second and third anniversary of the date of grant.

(3)	Reflects PSUs granted under the 2014 and 2015 PSU program at the target award level.
(4)

Based on a closing price of Cohu’s Common Stock of $12.93 as reported on the NASDAQ Global Select Market on December 24, 2015. RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant. PSUs granted in fiscal 2014 and 2015 vest and shares are issued in two annual installments of 50% on the second and third anniversary of the date of grant.

2015 OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise and all stock awards vested and the value realized upon vesting by the NEOs during fiscal 2015, which ended on December 26, 2015.

			Stock Awards
	Option Awards		Number
	Number	Value	of Shares	Value
	of Shares	Realized	Acquired	Realized
	Acquired on	on Exercise	on Vesting	on
Name	Exercise (#)	($) (1)	($) (2)	Vesting ($) (3)
Luis A. Müller	-	-	48,396	547,302
Jeffrey D. Jones	-	-	18,853	204,673
John H. Allen	-	-	11,935	129,243
Hock W. Chiang	-	-	7,764	85,096
James A. Donahue	-	-	55,671	525,701

(1)	Based on the difference between the market price of Cohu’s common stock on the date of exercise and the exercise price, multiplied by the number of shares for which the option was exercised.
(2)

Number of shares acquired on vesting is before reduction for shares withheld to cover tax withholding. Cohu withheld the following number of shares for tax withholding: Dr. Müller, 19,352 shares; Mr. Jones, 9,363 shares; Mr. Allen 4,715 shares and Mr. Donahue, 11,894 shares. No shares were withheld for taxes for Mr. Chiang.

(3)

The value realized equals the number of units that vested multiplied by the per-share closing price of Cohu’s Common Stock on the vesting date. Amounts presented are gross amounts before required tax withholding.

2015 NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan, as summarized in the Compensation Discussion and Analysis above, permits eligible participants to defer compensation from salary and bonuses. The Deferred Compensation Plan limits the amount of participant deferrals to 25% of salary and 100% of bonuses. Cohu also makes matching contributions as summarized in the Compensation Discussion and Analysis.

Participant and employer contributions, distributions and deemed investment earnings and losses are accumulated in individual deferral investment accounts as established by the Deferred Compensation Plan. The deemed investment gains or losses credited to a participant’s account are based on investment elections made by the participant from prescribed mutual fund investment options. The table below shows the current investment options selected by participants in the Deferred Compensation plan and the annual rate of return for fiscal 2015, as reported by the administrator of the Deferred Compensation Plan.

Name of Fund	Rate of Return (%)
Barclays Aggregate Bond Index Portfolio	0.5
Fidelity VIP Equity-Income	(9.9)

Participants may elect to receive payment of their deferral account in ten or fifteen annual installments upon retirement and in lump sum or five, ten or fifteen annual installments upon disability, death, termination or change in control, as defined in the Deferred Compensation Plan.

The following table shows certain information for fiscal 2015, for the NEOs under the Deferred Compensation Plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance
	In Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	at Last Fiscal
Name	Year ($) (1)	Year ($) (1)	Year ($)(2)	($)	Year-End ($) (3)
Luis A. Müller	-	-	-	-	-
Jeffrey D. Jones	-	-	-	-	-
John H. Allen	-	-	(16,626)	-	342,296
Hock W. Chiang	-	-	-	-	-
James A. Donahue	-	-	(9,823)	-	2,208,263

(1)	Neither Cohu nor any participant made any contributions in fiscal 2015.
(2)

Aggregate earnings reflect the net gains and losses on mutual fund investment options as provided for under the Cohu Deferred Compensation Plan. These amounts are not included in the 2015 Summary Compensation Table as such amounts are not deemed above-market or preferential earnings.

(3)	The aggregate balance is included in accrued compensation and benefits in the Cohu December 26, 2015 Consolidated Balance Sheet included in the 2015 Cohu Annual Report on Form 10-K.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to equity awards under Cohu’s equity compensation plans at December 26, 2015 (in thousands, except per share amounts):

	Number of securities	Weighted average	Number of securities
	to be issued upon	exercise price of	available for future issuance
	exercise of outstanding	outstanding options,	under equity compensation
	options, warrants and	warrants and rights	plans (excluding securities
Plan category	rights (a) (1)	(b) (2)	reflected in column (a))(c) (3)
Equity compensation plans approved by security holders	3,419	$ 11.25	3,067

Equity compensation plans not approved by security holders	-	-	-
	3,419	$ 11.25	3,067

(1)

Includes options, restricted stock units (RSUs) and performance stock units (PSUs) outstanding under Cohu’s equity incentive plans, as no stock warrants or other rights were outstanding as of December 26, 2015.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take RSUs and PSUs into account as RSUs and PSUs have a de minimus purchase price.
(3)	Includes 811,063 shares of common stock reserved for future issuance under the Cohu 1997 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation Committee’s members have, at any time, been an officer or employee of Cohu. During fiscal 2015, no member of the Compensation Committee had any relationship with Cohu requiring disclosure under Item 404 of Regulation S-K. None of Cohu’s executive officers serves, or in fiscal 2015 has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Cohu’s Board or Compensation Committee.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Cohu has entered into Change in Control Agreements with Dr. Müller and Messrs. Jones and Allen pursuant to which those executives would be entitled to a payment in the event of a termination of employment for specified reasons following a change in control of Cohu. For this purpose, a change in control of Cohu means the occurrence of any of the following, in one or a series of related transactions:

(i) Any one person, or more than one person acting as a group (“Person”) acquires ownership of the Company’s securities that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the Company’s then outstanding stock.

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period (six (6) month period in the case of Dr. Müller) by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) The closing of any transaction involving a change in ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during any twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, the term “Change in Control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

A transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”).

Termination of employment for purposes of these agreements means a discharge of the executive within twenty-four (24) months of the change in control event, other than for specified causes including death, disability, wrongful acts, habitual intoxication, habitual neglect of duties or normal retirement. Termination also includes resignation following the occurrence of an adverse change in the executive’s position, duties, compensation or work conditions. The amount of the payment, excluding any payment for accrued and unused vacation pay that would be paid to any employee upon termination, is an amount equal to twenty-four (24) months of the executive’s base salary rate (as in effect immediately prior to (1) the Change in Control, or (2) executive’s termination, whichever is greater), an amount equal to two times the executive’s target annual incentive established for the year prior to the year of executive’s termination of employment, plus an amount equal to a pro-rated portion of the executive’s annual incentive for the year of the executive’s termination of employment. The executive would also be entitled to receive reimbursement of payments made for the continuation of the executive’s health coverage pursuant to COBRA, for a period of up to twenty-four (24) months. The payment of such severance benefits, including the reimbursement of payments for COBRA continuation coverage, is limited to that amount which would not result in an “Excess Parachute Payment” under Code Section 280G. The amounts payable under their Change in Control Agreements may change from year to year based on the executive’s compensation at the time of termination.

In addition, all outstanding and unvested awards relating to Cohu common stock as of the executive’s date of termination of employment ("Equity Awards") will vest and be exercisable and remain subject to the terms and conditions of the applicable Equity Award and the post-termination exercise period for any outstanding stock options shall be extended so as to terminate on the first to occur of twelve (12) months or the stock option’s original term expiration.

Additionally, the 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control.

Further, the Deferred Compensation Plan provides that payment of the participant’s account balance shall commence within thirty (30) days of a change in control, as defined in the Deferred Compensation Plan. The payment of the deferred compensation account balance would be in accordance with the payment method selected by the participant (i.e. lump sum, or five, ten or fifteen annual installments).

In the event of the occurrence of both a Change in Control and the subsequent termination of employment (as applicable) as of December 24, 2015 the amounts payable to certain executive officers would have been as follows:

						Restricted
			Annual	Medical	Stock	Sock
	Total	Severance	Bonus	Benefits	Options	Units
Name	($)	($) (1)	($) (1)	($) (2)	($) (3)	($) (4)
Luis A. Müller	4,103,228	820,000	820,000	19,469	147,107	2,296,652
Jeffrey D. Jones	2,297,945	570,000	342,000	19,469	86,924	1,279,553
John H. Allen	1,406,076	466,000	209,700	15,585	50,189	664,602
Hock W. Chiang	664,888	-	-	-	51,773	613,115
(1)

Reflects the cash severance benefits payable in the event of a qualifying termination under the Change in Control Agreements for Dr. Müller and Messrs. Jones and Allen. These amounts are based on the individual’s fiscal 2015 base salary.

(2)

Upon termination as of December 26, 2015, Dr. Müller and Messrs. Jones and Allen would have been entitled to receive reimbursement for continued health care benefits pursuant to COBRA for a period of twenty-four (24) months. In addition, Mr. Allen would have been entitled to receive medical benefits pursuant to the Cohu Retiree Medical Benefit Plan.

(3)

The 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control. Amounts presented above for stock options represent the difference between the exercise price of the award and $12.93, the closing price of Cohu’s Common Stock on December 24, 2015 (intrinsic value) of unexercisable in-the-money awards, prior to the payment of associated taxes, held by Dr. Müller and Messrs. Jones, Allen and Chiang as of December 26, 2015.

(4)

The 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control. Amounts presented above for RSUs have been calculated based on the total unvested RSUs and the closing price of Cohu’s Common Stock on December 24, 2015 of $12.93, prior to the payment of associated taxes, held by Dr. Müller and Messrs. Jones, Allen and Chiang as of December 26, 2015.

Other than as described above, and in the “Employment Agreements” section of the Compensation Discussion and Analysis, there are no other benefits or payments that would be paid to the NEOs upon resignation, severance, retirement, termination or a change in control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Cohu’s preference to avoid related party transactions.

Cohu’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Cohu is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Cohu;

•	any person who is known to be the beneficial owner of more than 5% of Cohu’s Common Stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Cohu’s Common Stock;

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Cohu’s Code of Business Conduct and Ethics. Under this Code, directors, officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Cohu’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest. Under these Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions will be disclosed in Cohu’s applicable filings with the SEC as required under SEC rules.

Cohu has entered into indemnification agreements with each of its directors and certain executive officers. These agreements require Cohu to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with Cohu.

OTHER MATTERS

The Board is unaware of any other business to be presented for consideration at the Meeting. If, however, such other business should properly come before the Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders. The shares represented by proxies received in time for the Meeting will be voted and if any choice has been specified the vote will be in accordance with such specification.

STOCKHOLDER PROPOSALS – 2017 ANNUAL MEETING

Stockholders are entitled to present proposals for action, including nominations for candidates for membership on Cohu’s Board of Directors, at a forthcoming stockholders’ meeting if they comply with the requirements of the proxy rules and Cohu’s Bylaws. Any proposals intended to be presented at the 2017 Annual Meeting of Stockholders of Cohu must be received at Cohu’s offices on or before December 6, 2016 in order to be considered for inclusion in Cohu’s proxy statement and form of proxy relating to such meeting.

If a stockholder intends to submit a proposal at the 2017 Annual Meeting of Stockholders of Cohu, which proposal is not intended to be included in Cohu’s proxy statement and form of proxy relating to such Meeting, the stockholder should provide Cohu with appropriate notice no later than December 6, 2016. If Cohu fails to receive notice of the proposal by such date, any such proposal will be considered untimely, Cohu will not be required to provide any information about the nature of the proposal in its proxy statement, and the proposal will not be submitted to the stockholders for approval at the 2017 Annual Meeting of Stockholders of Cohu.

ANNUAL REPORT ON FORM 10-K

Copies of Cohu’s Annual Report on Form 10-K for the year ended December 26, 2015, as filed with the SEC are available to stockholders without charge upon written request addressed to Investor Relations, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. The Annual Report on Form 10-K is also available at www.cohu.com and www.sec.gov.

Poway, California

April 11, 2016

Cohu

IMPORTANT COHU, Inc. MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Steven J. Bilodeau	☐	☐	02 - James A. Donahue	☐	☐

	For	Against	Abstain
2. Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐
3. Proposal to ratify the appointment of Ernst & Young LLP as Cohu's independent registered public accounting firm for 2016.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1UPX 2741812

02BKCA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and the 2015 Annual Report to Shareholders are available at: **www.cohu.com**

Notice & Access site: www.rdgir.com/cohu-inc

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Cohu, Inc.

Notice of 2016 Annual Meeting of Shareholders

12367 Crosthwaite Circle, Poway, CA
Proxy Solicited by Board of Directors for Annual Meeting – May 11, 2016

Luis A. Müller and Jeffrey D. Jones, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Cohu, Inc. to be held on May 11, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 3.

At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)